Exhibit 2.2

Execution

AMENDED AND RESTATED

AGREEMENT AND PLAN OF MERGER

THIS AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of March 5, 2021, among the parties on the signature pages hereto, and amends and restates the Original Agreement. For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereto hereby agree as follows:

ARTICLE I

THE MERGER

1.1 The Closing. Unless this Agreement is terminated pursuant to Section 6.1, Parent may elect, in its sole discretion, for the Transactions to be consummated at a closing (the “Closing”) by delivering the signed Exercise Notice to Parent, which such Exercise Notice shall be irrevocable and shall designate the date of the Closing (the “Closing Date”), which in no event shall be sooner than 5 Business Days following the date of the delivery of the Exercise Notice. The delivery of an Exercise Notice may occur no earlier than the 11th day, and no later than the end of the 20th day, following the delivery by Parent to the Company of a Notice to Provide Final Representation Qualifications. Upon delivery of the Exercise Notice, each of Parent and the Company shall promptly and in good faith proceed to consummate the Merger pursuant to the terms hereof and, prior to the Closing Date, the Company shall cause each of its obligations set forth in Annex A to be fulfilled. For clarity, the consummation of the Closing shall be at Parent’s sole election, and Parent shall be under no obligation to consummate the Closing unless the Exercise Notice has been signed and delivered to the Company and unless and until each of the conditions to closing set forth herein shall have been satisfied (or, if permissible, waived by Parent).

1.2 The Merger. On the terms and subject to the conditions in this Agreement and Delaware Law, on the Closing Date, Parent, the Company, and Merger Sub shall effect the Merger by filing a Certificate of Merger with the Secretary of State of the State of Delaware in accordance with Delaware Law, whereupon the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation and a wholly owned subsidiary of Parent (the “Surviving Corporation”). The Merger shall become effective upon the acceptance by the Secretary of State of the State of Delaware of the Certificate of Merger or such other time as may be specified therein (the “Effective Time”).

1.3 Effects of the Merger on the Entities. The certificate of incorporation and the bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to be identical to the certificate of incorporation and bylaws, respectively, of Merger Sub as in effect immediately prior to the Effective Time (except that the name of the Surviving Corporation shall be that of the Company). The directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation immediately after the Effective Time. At the Effective Time, the other effects of the Merger shall be as provided by the Certificate of Merger and Delaware Law.

1.4 Effect of Merger on the Capital Stock

(a) Merger Sub Capital Stock. At the Effective Time, each share of capital stock of Merger Sub that is issued and outstanding as of immediately prior to the Effective Time shall be converted into and become one share of Company Common Stock (and there shall be no other shares of Company Capital Stock issued and outstanding).

(b) Company Capital Stock; Company Options.

(i) Company Capital Stock. At the Effective Time, each share of Company Capital Stock (excluding Cancelled Shares and Dissenting Shares) issued and outstanding as of immediately prior to the Effective Time shall be cancelled and converted into the right to receive, in each case in accordance with and pursuant to the terms hereof, the Charter Documents and Delaware Law, (1) the portion of the Closing Date Merger Consideration such share is so entitled to receive, plus (2) the portion of the Anniversary Date Merger Consideration such share is so entitled to receive. All such amounts and calculations and components thereof shall be set forth in the Closing Date Payment Spreadsheet (with respect to clause (1) of the prior sentence) or the Anniversary Date Payment Spreadsheet (with respect to clause (2) of the prior sentence). For clarity, the Anniversary Date Merger Consideration shall be withheld at the Closing by Parent and distributed (or retained by Parent) in accordance with the terms hereof.

(ii) Cancelled Shares; Dissenting Shares. At the Effective Time, each share of Company Capital Stock that is issued and outstanding and held by Parent, Merger Sub, the Company or any of their Subsidiaries as of immediately prior to the Effective Time (“Cancelled Shares”) shall be cancelled without any consideration therefor. At the Effective Time, each share of Company Capital Stock with respect to which the holder thereof has properly demanded and not effectively withdrawn or lost appraisal rights under Delaware Law (“Dissenting Shares”) shall not be converted into the right to receive the consideration set forth in Section 1.4(b)(i) but instead shall be entitled to such rights as are provided by Delaware Law; provided, however that if any holder of Dissenting Shares effectively withdraws, loses or fails to perfect such holder’s appraisal rights, then such holder’s shares shall be converted into the right to receive, upon the terms of this Agreement, the consideration set forth in Section 1.4(b)(i) (without interest). The Company shall give Parent prompt notice and a copy of any demand for appraisal received by the Company and/or any of its Affiliates. The Surviving Corporation shall not make any payment with respect to any such demands or offer to settle or settle any such demands without the prior written consent of Parent.

(iii) Company Options. No Company Option shall be assumed by Parent. At the Effective Time, each Company Option (or portion thereof), whether vested or unvested, that is outstanding and unexercised as of immediately prior to the Effective Time, shall be cancelled without the payment of any consideration. Prior to the Effective Time, and subject to the review and approval of Parent, the Company shall take all actions necessary to effect the transactions contemplated by this Section 1.4(b)(iii) under the Plan, all Company Option agreements, and any other plan or arrangement of the Company (whether written or oral, formal or informal) and any applicable Legal Requirement, including adopting all resolutions, giving all notices, obtaining all consents, and taking any other actions reasonably necessary to effect the transactions contemplated by this Section 1.4(b)(iii), so that, at the Closing, the Company shall not have any outstanding equity interests or equity-related interests other than shares of Company Capital Stock. The Company agrees to effect the termination of the Plan or any other successor plan or arrangement, subject to the reasonable review and approval of Parent, at the Closing.

1.5 Payment of Merger Consideration for Company Capital Stock

(a) Paying Agent. The Paying Agent shall serve as the paying agent for the Merger. Parent and the Company shall cooperate and deliver all materials to the Paying Agent as are reasonably required by the Paying Agent.

(b) Payments. On the Closing Date, Parent shall cause to be paid to the Paying Agent the amount of cash payable from the Closing Date Merger Consideration to the Stockholders at Closing pursuant to Section 1.4(b)(i) and shall deliver to the Stockholder Representative the Anniversary Date Merger Consideration Note in substantially the form attached hereto as Exhibit D (the “Anniversary Date Merger Consideration Note”). The Closing Date Merger Consideration shall be paid in the form of cash. Parent shall retain the Anniversary Date Merger Consideration at the Closing and shall on the Anniversary Date, subject to any amounts set forth in any Unresolved Claim, cause to be paid cash to the Paying Agent and/or cause to be issued to the Stockholders, unregistered Parent Ordinary Shares that in the aggregate constitute the Anniversary Date Merger Consideration pursuant to Section 1.4(b)(i), less the Holdback

Fund, which shall be released (if at all) pursuant to the terms of Article VII. The Anniversary Date Merger Consideration shall be paid in the form of cash and/or unregistered Parent Ordinary Shares, in accordance with the election of the recipient thereof pursuant to Section 1.5(c). The Stockholders Representative shall cause all amounts, calculations and components of the Closing Date Merger Consideration, and any other information required by Parent to pay the Closing Date Merger Consideration, to be set forth in the Closing Date Payment Spreadsheet, and shall cause the amounts, calculations and components of the Anniversary Date Merger Consideration, and any other information required by Parent to pay and/or issue the Anniversary Date Merger Consideration, to be set forth in the Anniversary Date Payment Spreadsheet.

(c) Cash/Stock Election. With respect to any portion of the Anniversary Date Merger Consideration that a Stockholder is entitled to receive pursuant to Section 1.4(b)(i), such Stockholder may make an election on a form acceptable to Parent (the “Form of Election”), to be included in the Exchange Documents, as to whether such Stockholder’s portion of the Anniversary Date Merger Consideration shall take the form of cash or unregistered Parent Ordinary Shares. Such election shall be made on a share-by-share basis, such that any Stockholder may make an election to receive (i) cash with respect to all shares of Company Capital Stock held by such Stockholder, (ii) Parent Ordinary Shares (valued at the Parent Share Price) with respect to all shares of Company Capital Stock held by such holder or (iii) a cash election with respect to a certain whole number of shares of Company Capital Stock held by such Stockholder and a stock election to receive Parent Ordinary Shares (valued at the Parent Share Price) with respect to the remaining whole number of shares of Company Capital Stock held by such Stockholder. Any fractional shares that would be issued with respect to an election to receive Parent Ordinary Shares shall instead be paid in cash (valuing such fractional share at the Parent Share Price). For clarity, with respect to the Anniversary Date Merger Consideration, each share of Company Capital Stock shall be converted only into the right to receive cash with respect thereto or Parent Ordinary Shares (valued at the Parent Share Price) with respect thereto, and in no event will any share be converted into the right to receive both cash and Parent Ordinary Shares. For further clarity, in no event shall Parent be required to (A) provide an election with respect to any payment other than the Anniversary Date Merger Consideration or (B) pay more than the Total Merger Consideration (valuing the Parent Ordinary Shares at the Parent Share Price). Notwithstanding anything herein to the contrary, Parent Ordinary Shares shall only be issued to “accredited investors” within the meaning of Regulation D, Rule 501(a), promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended, and in the event that any Stockholder that is not an “accredited investor” to Parent’s reasonable satisfaction or is otherwise unable to be issued Parent Ordinary Shares and purports to elect to receive Parent Ordinary Shares, such Stockholder shall instead receive cash with respect to such payment (valuing Parent Ordinary Shares at the Parent Share Price).

(d) Payment Spreadsheets. At least 3 Business Days prior to the Closing Date, the Company shall deliver to Parent a completed payment spreadsheet (the “Closing Date Payment Spreadsheet”), in a form acceptable to Parent (which shall be subject to Parent’s reasonable prior review and comment), which shall include all of the information necessary for Parent to perform its obligations under Section 1.4 and this Section 1.5 with respect to the payment of the Closing Date Merger Consideration, calculated as of immediately prior to the Effective Time, which shall be true, correct, and complete in all respects as of immediately prior to the Effective Time. The Closing Date Payment Spreadsheet shall include: (i) a calculation of the Closing Date Merger Consideration, including all components thereof (including each subsection of the definition thereof, each of their respective components and each subsection of the respective definitions of such components), (ii) a calculation of the Closing Date Employee Option Amount, including all components thereof (including each subsection of the definition thereof, each of their respective components and each subsection of the respective definitions of such components), (iii) each Stockholder’s name, address and email address and, if available, social security number (or tax identification number, as applicable), (iv) the number, class and series of shares of Company Capital Stock held by such Stockholder, the respective certificate number(s) (if any) of such shares or a designation that such shares are uncertificated (if applicable), (v) the liquidation preference and conversion ratio applicable to each such share, if any, (vi) the date of acquisition of such shares and the basis of such shares, (vii) the Pro Rata Portion applicable to such Stockholder, (viii) any tax withholding obligations with respect to such Stockholder pursuant to Section 1.5(g) with respect to payments of the Closing Date Merger Consideration, (ix) on the basis of the foregoing, the amount of cash to be paid to such Stockholder pursuant to Section

1.4, in full satisfaction of all of Parent’s obligations pertaining to paying the Closing Date Merger Consideration, (x) wiring instructions for such Stockholder and (xi) such other information relevant thereto or which Parent may reasonably request. At least 5 Business Days prior to the Anniversary Date, the Stockholder Representative shall deliver to Parent a completed payment spreadsheet (the “Anniversary Date Payment Spreadsheet”) in a form acceptable to Parent (which shall be subject to Parent’s reasonable prior review and comment), which shall include all of the information necessary for Parent to perform its obligations under Section 1.4 and this Section 1.5 with respect to the payment of the Anniversary Date Merger Consideration, which shall be true, correct, and complete in all respects. The Anniversary Date Payment Spreadsheet shall include: (i) a calculation of the Anniversary Date Merger Consideration, including all components thereof (including each subsection of the definition thereof, each of their respective components and each subsection of the respective definitions of such components), (ii) a calculation of the Anniversary Date Employee Option Amount, including all components thereof (including each subsection of the definition thereof, each of their respective components and each subsection of the respective definitions of such components), (iii) each Stockholder’s name, address and email address and, if available, social security number (or tax identification number, as applicable), (iv) the number, class and series of shares of Company Capital Stock held by such Stockholder, the respective certificate number(s) (if any) of such shares or a designation that such shares are uncertificated (if applicable), (v) the liquidation preference and conversion ratio applicable to each such share, if any, (vi) the date of acquisition of such shares and the basis of such shares, (vii) the Pro Rata Portion applicable to such Stockholder, (viii) any tax withholding obligations with respect to such Stockholder pursuant to Section 1.5(g) with respect to payments of the Anniversary Date Merger Consideration, (ix) the election such Stockholder has made (on a share-by-share basis) regarding whether such Stockholder is to receive cash or unregistered Parent Ordinary Shares for payment of the Anniversary Date Merger Consideration, (x) whether such Stockholder is an “accredited investor” within the meaning of Regulation D, Rule 501(a), promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended, (xi) the contribution of such Stockholder into the Holdback Fund (including the amount of cash and/or unregistered Parent Ordinary Shares so contributed), (xii) on the basis of the foregoing, the amount of cash to be paid and/or the number of shares of unregistered Parent Ordinary Shares to be issued to such Stockholder pursuant to Section 1.4, in full satisfaction of all of Parent’s obligations pertaining to paying the Anniversary Date Merger Consideration, (xii) wiring instructions for such Stockholder and (xiii) such other information relevant thereto or which Parent may reasonably request. Parent and the Paying Agent may rely without any liability to any Person upon the Closing Date Payment Spreadsheet and the Anniversary Date Payment Spreadsheet, as the case may be, in making payments pursuant to this Agreement.

(e) Payment Procedures. As soon as reasonably practicable after the Closing Date, the Paying Agent shall mail exchange documents that Parent and the Paying Agent may reasonably require, including the Form of Election, to effectuate the payments to be made under Section 1.4 hereof (the “Exchange Documents”), to the respective addresses of the Stockholders set forth in the Closing Date Payment Spreadsheet. Once delivered by a Stockholder, a Form of Election shall be irrevocable unless Parent consents in writing. As soon as reasonably practicable after the receipt of duly completed Exchange Documents and any other document Parent or the Paying Agent may reasonably require (including certificates representing shares of Company Capital Stock, if any, from the Stockholders, and receipt of the final Closing Date Payment Spreadsheet, from the Stockholder Representative), the Paying Agent shall cause to be delivered an amount equal to the Closing Date Merger Consideration to which the holders are entitled hereunder at the Closing pursuant to the terms of this Agreement and the delivery information contained in the Exchange Documents. Any lost, stolen or destroyed certificates representing shares of Company Capital Stock shall be treated in a manner as Parent and the Paying Agent may reasonably require. As soon as reasonably practical after the Anniversary Date, and subject to the receipt of duly completed Exchange Documents and any other document Parent or the Paying Agent may reasonably require (including receipt of the final Anniversary Date Payment Spreadsheet from the Stockholder Representative), the Paying Agent shall cause to be delivered an amount equal to the amount of cash and/or unregistered Parent Ordinary Shares to which the holders are entitled hereunder at the Anniversary Date pursuant to the terms of this Agreement and the delivery information contained in the Exchange Documents.

(f) No Further Ownership Rights in Company Capital Stock. Following the consummation of the Merger, the cash amounts paid and/or unregistered Parent Ordinary Shares issues in respect of the surrender for exchange of shares of Company Capital Stock in accordance with the terms hereof shall be deemed to be full satisfaction of all rights pertaining to such shares of Company Capital Stock, and if any certificates representing the same are presented to the Surviving Corporation after such time for any reason, they shall be canceled and exchanged as provided in this Article I. The right of any Stockholder to any portion of the Closing Date Merger Consideration or the Anniversary Date Merger Consideration shall not be assignable or transferrable except by will, laws of intestacy or other Legal Requirement, without Parent’s written consent (which shall not be unreasonably withheld), and neither Parent, the Surviving Corporation, the Paying Agent or the Stockholder Representative shall give effect to any such purported assignment or transfer made in contravention of this sentence; provided that after any “Default” (pursuant to, and as such term is as defined in, the Anniversary Date Merger Consideration Note), such Anniversary Date Merger Consideration Note shall be transferable and assignable without the consent of Parent.

(g) Withholding Taxes. Any consideration payable pursuant to this Agreement shall be reduced by any amounts required to be deducted or withheld therefrom under applicable Legal Requirements and shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(h) Maximum Consideration. For the avoidance of doubt, notwithstanding anything to the contrary contained herein, in no event shall the aggregate consideration payable or distributable by Parent hereunder exceed the Total Merger Consideration (valuing the Parent Ordinary Shares at the Parent Share Price).

(i) [Reserved.].

(j) Operation of the Company. For the avoidance of doubt, the parties hereto agree that Parent shall have the power and right to control the Parent’s and its respective Subsidiaries’ (including, following the Closing, the Companies’ and its Subsidiaries’) businesses and operations, and nothing in this Agreement shall require Parent or its Subsidiaries (including, following the Closing, the Company) to take any action that would be, or shall otherwise be interpreted in a manner that is inconsistent with such right in power, including actions or omissions that may have an impact on Revenue, Gross Margins or the Additional Payment (if any), subject to the rights and remedies of the stockholders under the Anniversary Date Merger Consideration Note in the event of a “Default” (pursuant to, and as such term is as defined in, the Anniversary Date Merger Consideration Note).

(a) Treatment of Additional Payment. The parties agree that the Additional Payment (if any) will be treated as additional Total Merger Consideration and shall be subject to applicable Tax withholding pursuant to Section 1.5(g) of the Agreement.

(b) Right Upon Payment Default. Without limiting the other rights and remedies of the stockholders to make a claim for payment of any portion of the Total Merger Consideration to which they are entitled pursuant to the terms hereof that is unpaid (including, without limitation, any applicable portion of the Closing Date Merger Consideration or the Anniversary Date Merger Consideration to which they may be entitled pursuant to Section 1.4(b)(i), or any portion of the Holdback Fund to which they may be entitled pursuant to the terms of Article VII), the parties acknowledge that the Stockholder Representative (on behalf of the Stockholders) shall be entitled to enforce all rights and remedies provided to it pursuant to the Anniversary Date Merger Consideration Note, including any rights or remedies triggered upon the occurrence of any ”Default” thereunder (as such term is defined in the Anniversary Date Merger Consideration Note).

ARTICLE II

REPRESENTATIONS AND WARRANTIES

OF THE COMPANY

The Company hereby represents and warrants to Parent and Merger Sub, as of the Original Effective Date and as of Closing Date, as follows, with such exceptions incorporated herein as have been Made Available, are set forth in the Disclosure Schedule to the Series B Preferred Stock Purchase Agreement and/or as are otherwise updated by the Company from time to time in accordance with the terms of this Agreement:

2.1 Organization and Good Standing. The Company and each of its Subsidiaries is a corporation (or other legal entity) duly incorporated, validly existing and in good standing (where such concept exists) under the laws of the State of Delaware (or the other jurisdiction of its incorporation or organization). Each of the Company and its Subsidiaries has the requisite corporate power to own, lease and operate its assets and properties and to carry on its business as currently conducted. Each of the Company and its Subsidiaries is duly qualified or licensed to do business and in good standing as a foreign corporation in each jurisdiction in which the character or location of its assets or properties or the nature of its business make such qualification or license necessary to the Company’s business as currently conducted. The Company and its Subsidiaries are not in violation of any provision of the Charter Documents. All of the equity interests of each Subsidiary are owned of record and beneficially by the Company, without any right, restriction, option, warrant, call, put or other right with respect to the delivery, transfer, issuance of such equity interests and without any Contract with respect to voting or transfer thereof.

2.2 Authority and Enforceability. The Company has all requisite power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the Transactions. The execution and delivery of this Agreement and any Related Agreements to which the Company is a party and the consummation of the Transactions have been duly authorized by all necessary corporate action on the part of the Company and no further corporate or other action is required on the part of the Company to authorize this Agreement and any Related Agreements to which the Company is a party or to consummate the Transactions. The Company Board has unanimously determined that this Agreement and the Transactions are advisable, fair to, and in the best interests of, the Company and its Stockholders, approved this Agreement and the Transactions, and recommended to the Stockholders to vote in favor of adoption of this Agreement and approval of the Transactions. The Company has obtained and delivered to Parent the Required Vote, which is the only vote or approval by its securityholders necessary to authorize the Merger and the Transactions. This Agreement and each of the Related Agreements to which the Company is a party have been duly executed and delivered by the Company and constitute the valid and binding obligations of the Company enforceable against it in accordance with their respective terms.

2.3 Governmental Approvals and Consents. No Consent is required by, or with respect to, the Company or any Subsidiary in connection with the execution and delivery of this Agreement and any Related Agreement to which the Company or any Subsidiary is a party or the consummation of the Transactions, except for (a) such Consents as may be required under the HSR Act and any applicable foreign Antitrust Laws and (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.

2.4 No Conflicts. The execution and delivery by the Company of this Agreement and any Related Agreement to which the Company is a party, and the consummation of the Transactions, will not Conflict with any provision of the Charter Documents, any Contract described or referred to in Section 2.10, or any Legal Requirement, Permit, Consent, Order or Privacy Law.

2.5 Company Capital Structure. As of the Original Effective Date, the Company has Made Available to Parent a spreadsheet that contains, and as of the Closing, the Closing Date Payment Spreadsheet will contain, a true, complete and correct list of the classes, series and amounts of authorized, issued and outstanding capital stock of the Company, and the holders thereof, as of their respective dates. All outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights, right of first refusal, purchase option or similar right or limitation. Except for the Plan, neither the Company nor any Subsidiary has ever adopted, sponsored or maintained any plan or agreement providing for equity-related compensation to any Person. As of the Original Effective Date, the Company has Made Available to Parent a spreadsheet that contains, and as of the Closing, the Closing Date Payment Spreadsheet will contain, a true, complete and correct list of the amount of shares reserved, issuable upon exercise and issued, pursuant to the Plan, and with respect to each Company Option, the holder thereof, shares issuable upon exercise, grant date, expiration date, exercise price and vesting schedule with respect thereto. Except as set forth on the Closing Date Payment Spreadsheet, there are no options, warrants, calls, stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Company or any Subsidiary or other instrument having (or being convertible into an instrument having) the right to vote on matters on which any Stockholder may vote. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting stock of the Company or any Subsidiary. There are no agreements to which the Company or any Subsidiary is a party relating to the registration, sale or transfer of any Company Capital Stock. As a result of the Merger, Parent will be the sole record and beneficial holder of all issued and outstanding Company Capital Stock and all rights to acquire or receive any shares of Company Capital Stock. For clarity, the spreadsheets that the Company has Made Available to Parent and the representations contained in this Section 2.5 made as of the Original Effective Date shall be true, complete and correct as of such date (and, with respect to the representations contained in this Section 2.5 made as of the Original Effective Date, shall be made after giving effect to the transactions contemplated by the Series B Stock Purchase Agreement).

2.6 Company Financial Statements; No Undisclosed Liabilities; No Changes. The Financials have been, and when delivered the Post-Signing Financial Statements will be, prepared in material compliance with GAAP consistently applied on a consistent basis throughout the periods indicated and consistent with each other. The Financials present, and when delivered the Post-Signing Financial Statements will present, fairly, in all material respects, the Company’s consolidated financial condition, operating results and cash flows as of the dates and during the periods indicated therein. Neither the Company nor any Subsidiary has any liability of any nature (whether or not required to be reflected in financial statements prepared in accordance with GAAP), except for those (a) which have been reflected in the Current Balance Sheet, (b) were incurred pursuant to this Agreement or the Series B Stock Purchase Agreement, or (c) which have arisen in the ordinary course of business consistent with past practices (but not any for violations of any Legal Requirement or breach of any Contract). Since the Balance Sheet Date, the business of the Company and the Subsidiaries has been conducted, in all material respects, in the ordinary course consistent with past practice, and no Company Material Adverse Effect has occurred.

2.7 Tax Matters. Each Tax Return required to be filed by the Company or any Subsidiary (i) has been timely filed; and (ii) has been accurately and completely prepared in all material respects in compliance with all applicable Legal Requirements. All Taxes required to be paid or withheld by the Company or any Subsidiary have been timely paid or withheld. There is no Contract covering any Employee that could (i) give rise to the payment of any amount that would not be deductible pursuant to Section 280G of the Code, (ii) be characterized as a “parachute payment” within the meaning of Section 280G(b)(1) of the Code or (iii) the Company or any of its Subsidiaries to compensate any Employee for a Tax gross up payment or for excise taxes payable pursuant to Section 4999 or 409A of the Code. A valid election under Section 83(b) of the Code was timely made in connection with any issuance of any shares of Company Capital Stock that were eligible for such an election.

2.8 Real Property; Tangible Property. Neither the Company nor its Subsidiaries owns any real property. There are no other parties occupying, or with a right to occupy, any real property leased by the Company. The Company and each Subsidiary has good and valid title to, or, in the case of leased properties and leased assets, valid leasehold interests in, all of its material tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except for Permitted Liens.

2.9 Intellectual Property. The Company exclusively owns all patents, copyrights, trademarks, domain names, data, software code, and trade secrets (“IP”) embodied in the Company products or services or otherwise used in the operation of the Company’s business (the “Company IP”) free and clear of any Liens or licenses (other than ordinary course licenses to customers on standard forms). The Company has used commercially reasonable efforts to secure, protect and maintain the Company IP, including maintenance of all Company IP registered with any patent and trademark office. The Company has entered into adequate written IP assignment and confidentiality agreements with all Employees that have had access to Company confidential information or engaged in development of Company technology or Company IP. The Company has adequate and sufficient rights for the use of all third-party technology and IP as such third-party technology IP is incorporated, embodied or otherwise used in the Company products or services or otherwise used in the operation of the Company’s business, and is in compliance with all associated licenses and agreements governing the use of such technology and IP. Company has not used in its business, or incorporated into its products, any open source software in any manner that may require Company to distribute or license any Company authored software or other Company IP to be disclosed in source code form or licensed for the purpose of further modification or distribution. The operation of the Company’s business has not, does not, and will not, infringe or violate any IP or other rights of any third party (or exceed the scope of any applicable agreement with or license from any third party), and there is no pending or threatened allegation or claim of such infringement or violation. The consummation of the Transactions will not result in the grant or expansion of any rights, licenses, or encumbrances on, or loss or modification of any right to, any Company IP (or third party IP used in the Company’s business) or any IP owned by Parent, the disclosure or delivery of any Company technology to any third party, or any payment to any third party in excess of what would have otherwise been payable.

2.10 Material Contracts. There are no Contracts to which the Company is a party or by which it is bound that involve (a) obligations of, or payments to, the Company in excess of $150,000 (other than arising from purchase or sale agreements entered into in the ordinary course of business), (b) the license or assignment of any patent, copyright, trade secret, data or other proprietary right to or from the Company (other than non-exclusive licenses granted in the ordinary course), (c) any commitments by the Company regarding exclusive rights or arrangements, covenants not to sue, non-solicitation, non-competition, most favored pricing, rights of first refusal, offer or negotiation, or any other restrictions on the operations or scope of the Company’s business, or (d) payments or rights that will be triggered as a result of the Transactions. The Company has Made Available (a) each Contract with its top ten (10) customers (measured by total consolidated revenue for each twelve (12) month period ending on each fiscal year beginning with the fiscal year ended December 31, 2019), (b) each Contract with a supplier of hardware or data used in or to produce or deliver a Company product or service, (c) material office leases, (d) each Contract for the provision of data center or hosting services used to deliver a Company product or service, and (e) each contract for third party proprietary IP (i.e., not open source software) incorporated into, embedded in or used to deliver a Company product or service, and no counterparty thereto has (i) ceased to do business with the Company or any Subsidiary, (ii) substantially reduced its dealings with the Company or any Subsidiary or (iii) given notice that it will or may do any such things, and there are no circumstances which are likely to result in any of the foregoing. Each of the foregoing Contracts is in full force and effect and has not been materially breached by the Company nor is the Company aware of any circumstance which could give rise to a claim of breach.

2.11 Litigation and Orders. There is no, and since the date that is four (4) years prior to the Closing Date, there has been no, Action pending or threatened against the Company or any of its Subsidiaries, their properties and assets or any of their officers or directors (in their capacities as such). There is no Action pending against any Person who has a contractual right or a right pursuant to applicable Legal Requirements to indemnification from the Company or any of its Subsidiaries in respect of such Action.

2.12 Compliance with Legal Requirements. The Company and each Subsidiary complies, and at all times has complied, in all material respects with all Legal Requirements. Neither the Company nor any Subsidiary has received any notices of any violation of any Legal Requirement or has provided any notice to any Governmental Entity regarding any violation by the Company or any of the Subsidiaries of any Legal Requirement. The Company and each Subsidiary are in possession of all Permits, Consents and Orders necessary for the Company and such Subsidiary to own, lease and operate its assets and properties and to carry on its business as currently conducted. Each such Permit, Consent and Order is in full force and effect, and neither the Company nor any Subsidiary has received any notices of any violation of any such Permit, Consent or Order.

2.13 Health Care Law Compliance. The Company and each Subsidiary complies, and at all times has complied, with all Health Care Laws. The Company and each Subsidiary possess all material Registrations required to conduct their respective businesses as currently conducted. Each such Registration is valid and in full force and effect, and, to the knowledge of the Company, no Governmental Entity is considering limiting, suspending or revoking any such Registration. The Company and its Subsidiaries are in, and have been, in compliance in all material respects with, and have fulfilled and performed their obligations in all material respects under, each such Registration, and there are no circumstances which are likely to result in a breach or default or cause the revocation or termination of any such Registration.

2.14 Privacy Law Compliance. The products and all third parties performing services for the Company and its Subsidiaries comply, and at all times have complied, with all Privacy Laws. The Company maintains, and at all times has maintained, reasonable and appropriate security policies and measures for its products, the information technology assets used in its business, and data processed in its business. There has been no accidental, unlawful, or unauthorized access to, or loss, destruction, acquisition, alteration, or other processing of, any such products or assets or any data maintained or otherwise processed by or for the Company.

2.15 Interested Party Transactions. No Interested Party has or has had (i) any interest in any Person which furnished or sold, or furnishes or sells, goods, products, services, IP that the Company or any Subsidiary furnishes or sells (whether directly or as a component), or proposes to furnish or sell (whether directly or as a component), or (ii) any interest in any Person that purchases from or sells or furnishes to the Company or any Subsidiary, any goods or services, or (iii) any interest in, or is a party to, any Contract to which the Company or any Subsidiary is a party (other than in such Person’s capacity as an officer, director or employee of the Company or any Subsidiary). There are no Contracts with regard to contribution or indemnification between the Company and any of the Stockholders (other than in such Person’s capacity as an officer, director or employee of the Company or any Subsidiary).

2.16 Certain Materials Made Available. The Company has Made Available (a) the Charter Documents, each as amended and each in full force and effect, (b) the minute books of the Company and its Subsidiaries, which fairly reflect, in all material respects, the business activities and condition of the Company and its Subsidiaries, (c) all Privacy Policies, (d) each document embodying each Company Employee Plan and any communications material to any Employee which would result in liability to the Company or any Subsidiary, (e) each form of agreement relating to or issued under the Plan, (f) each Contract referred to or of the type referred to in Section 2.10 and (g) each Tax Return required to be filed by the Company or its Subsidiaries for taxable years beginning after January 1, 2016.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

OF PARENT AND MERGER SUB

Each of Parent and Merger Sub hereby represents and warrants to the Company, as of the Original Effective Date and as of the Closing Date, as follows:

3.1 Authority and Other Standard Matters. Parent is duly organized and validly existing under the Companies (Jersey) Law 1991. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the Transactions. The execution and delivery by each of Parent and Merger Sub of this Agreement and any Related Agreements to which it is a party and the consummation of the Transactions have been duly authorized by all necessary corporate and other action on the part of Parent and Merger Sub. This Agreement and any Related Agreements to which Parent and/or Merger Sub is a party have been duly executed and delivered by Parent and Merger Sub and constitute the valid and binding obligations of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with their terms. No Consent is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement and any Related Agreements to which Parent or Merger Sub is a party or the consummation of the Transactions, except for (a) such Consents as may be required under the HSR Act and any applicable foreign Antitrust Laws, (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and (c) Consents which, if not obtained or made, would not materially impair Parent’s ability to consummate the Merger. Parent has had the opportunity to conduct due diligence on the Company and to ask questions of the management of the Company regarding the Company’s and its subsidiaries’ business. Parent has sufficient capital resources to pay the consideration due and payable by Parent as and when due under this Agreement.

ARTICLE IV

CONDUCT OF COMPANY

DURING PENDENCY OF TRANSACTION

4.1 Affirmative Obligations of the Company. During the period from the date of the delivery of the Exercise Notice and continuing until the earlier of the valid termination of this Agreement pursuant to Section 6.1 or the Closing, except to the extent that Parent shall otherwise consent in writing, the Company shall conduct the business of the Company and the Subsidiaries in the usual, regular and ordinary course, pay or perform all obligations of the Company and the Subsidiaries when due, bill and collect fees pursuant to existing Contracts, preserve intact the present business, capital structure and entity structure of the Company and the Subsidiaries, keep available the services of the present officers and Employees of the Company and the Subsidiaries, preserve the assets and properties of the Company and the Subsidiaries and preserve the relationships of the Company and the Subsidiaries with customers, suppliers, distributors, licensors, licensees, and others having business dealings with them, all with the goal of preserving unimpaired the goodwill and ongoing businesses of the Company and the Subsidiaries at the Closing.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1 Exclusivity. Commencing on the Original Effective Date and continuing until the earlier to occur of the Closing and the termination of this Agreement pursuant to the provisions of Section 6.1, the Company shall not, directly or indirectly, take any action to solicit or support any offer from, furnish any information to, or participate in any negotiations or discussions with, any third party, or enter into any Contract regarding any sale, transfer, exclusive license or other disposition of the Company, or any of its material assets or employees.

5.2 Stockholder Approval. Concurrently with the execution of this Agreement, the Company shall have obtained Stockholder Written Consents and Joinder Agreements from holders of at least 90% of the total amount of outstanding Company Capital Stock as of the date of this Agreement. Within 15 Business Days after the date hereof, the Company shall circulate to all holders of Company Capital Stock who did not previously execute a Stockholder Written Consent an Information Statement, and the Company shall use reasonable best efforts to solicit such Stockholders’ consent and to cause them to deliver their executed counterpart to the Stockholder Written Consent and Joinder Agreement. The Company covenants that the Information Statement will not contain any statement which is false or misleading with respect to any material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading.

5.3 Reasonable Best Efforts to Close. Each of the parties hereto shall use reasonable best efforts to take cause to be taken promptly all actions necessary, proper or advisable to allow for the consummation of the Transactions as promptly as practicable following the delivery of the Exercise Notice, including by the Company using reasonable best efforts to satisfy each of the conditions set forth in Annex A. Each party hereto, at the request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts as may be necessary, proper or advisable for effecting completely the consummation of the Transactions in a timely manner following the delivery of the Exercise Notice. Without limiting the generality of the foregoing, each party agrees to (i) within 15 Business Days after the date hereof (or at such later time as Parent may request), make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions (and, to the extent such filing expires, to submit a new appropriate filing pursuant to the HSR Act with respect to the Transactions), (ii) supply as promptly as reasonably practicable any additional information that reasonably may be required or requested by the FTC, the DOJ or other applicable competition or merger control authorities, (iii) promptly inform the other party or parties hereto, as the case may be, of any communication from any Governmental Entity regarding the Transactions and (iv) if such party receives a request for additional information or documentary material from any such Governmental Entity with respect to the Transactions, then such party shall use reasonable best efforts to make, or cause to be made, as soon as reasonably practicable (and, in the case of the Company, after consultation with Parent), an appropriate response in compliance with such request. Nothing in this Agreement will require Parent, the Surviving Corporation or any other Subsidiary of Parent to sell, hold separate, license or otherwise dispose of any assets or conduct their business in a specified manner, or agree or proffer to sell, hold separate, license or otherwise dispose of any assets or conduct their business in a specified manner, or permit or agree to the sale, holding separate, licensing or other disposition of, any assets of Parent, the Surviving Corporation or any other Subsidiary of Parent or the Company for any reason.

5.4 Notification. Within 10 days following the written request of Parent (such request not to be made more than once every 90 days) the Company shall, and within 10 days following a delivery of a Notice to Provide Final Representation Qualifications, the Company may, notify Parent of all occurrences or non-occurrences of any Effect (whether existing before or after the Original Effective Date or the date of this Agreement) that caused or constitutes an inaccuracy in, or breach of, any representation or warranty made by the Company under this Agreement, which such notification shall fully, fairly and accurately, and with reasonable specificity, disclose the relevant matter and nature of such breach and the relevant representation and warranty to which such breach applies (a “Representation Qualification Notice”). In addition, the Company may, from time to time, at its own election, provide Parent with a Representation Qualification Notice. Any Representation Qualification Notice delivered by the Company to Parent on or prior to the date that is 10 days following the delivery of a Notice to Provide Final Representation Qualifications shall have the consequences set forth in Section 7.3(c). For clarity, any Representation Qualification Notice shall include all matters to be disclosed, whether or not included in a Representation Qualification Notice that was previously delivered, such that the parties need to only look at the most recently delivered Representation Qualification Notice (the “Final Representation Qualification Notice”) on or prior to the date that is 10 days following the delivery of a Notice to Provide Final Representation Qualifications to determine which representations are so qualified. For further clarity, Parent may provide more than one Notice to Provide Final Representations Qualifications, so long as Parent is considering in good faith whether or not to deliver an Exercise Notice at such time. No Representation Qualification Notice delivered after the date that is 10 days following the delivery of a Notice to Provide Final Representation Qualifications shall be given any effect, unless a subsequent Notice to Provide Final Representation Qualifications is given, in which case the time periods set forth in this section relating thereto shall be renewed with respect thereto. In addition, the Company shall notify Parent promptly of any breach in a material respect of any covenant or obligation of the Company under this Agreement.

5.5 D&O Insurance. During the period commencing at the Effective Time and ending on the 6th anniversary of the Effective Time, the Surviving Corporation shall (and Parent will cause the Surviving Corporation to) maintain in effect the Company’s current directors’ and officers’ liability insurance (“D&O Insurance”) in respect of claims arising from acts or omissions occurring at or prior to the Effective Time on terms (including with respect to coverage, conditions, retentions, limits and amounts) that are no less favorable to those of the D&O Insurance; provided, however, that in no event shall the Parent or the Surviving Corporation be required to expend in any one year an amount in excess of 300% of the current annual premium paid by the Company for such insurance.

5.6 New Employee Options. Following the Closing, Parent shall grant options pursuant to Parent’s employee share option plan established for its employees, to be available for allocation to the Employees of the Company or its Subsidiaries who continue employment with Parent or one of its Subsidiaries (including the Surviving Corporation) following the Closing (the “Closing Date Options”). The aggregate amount of Parent Ordinary Shares underlying the options in the Closing Date Options shall be determined by the quotient obtained by dividing (x) the Closing Date Employee Option Amount, by (y) the Parent Share Price, rounded down to the nearest whole share, and the per share exercise price with respect to such options shall be determined by the most recent valuation of a Parent Ordinary Share under Section 409A of the Code that has been received by Parent prior to the issuance of such options. The other terms the stock options in the Closing Date Options shall be determined by Parent and shall in all cases be subject to Parent’s form stock option agreement. The allocation of the Closing Date Options shall be determined by Parent in consultation with the Company. Following the Anniversary Date (or, at Parent’s election, such earlier time as the Anniversary Date Employee Option Amount is finally determined), Parent shall grant options pursuant to Parent’s employee share option plan established for its employees, to be available for allocation to the Employees of the Company or its Subsidiaries who remain employed by Parent or one of its Subsidiaries (including the Surviving Corporation) through such date (the “Anniversary Date Options”). The aggregate amount of Parent Ordinary Shares underlying the options in the Anniversary Date Options shall be determined by the quotient obtained by dividing (x) the Anniversary Date Employee Option Amount, by (y) the Parent Share Price, rounded down to the nearest whole share, and the per share exercise price with respect to such options shall be determined by the most recent valuation of a Parent Ordinary Share under Section 409A of the Code that has been received by Parent prior to the issuance of such options. It is the intention of Parent that the vesting schedule of the Anniversary Date Options shall, to the extent practicable, align with the vesting schedule with respect to the Closing Date Options. For the avoidance of doubt, Parent reserves the right to make all final hiring decisions (including with respect to terms of employment, including compensation and benefits) and the employment of any continuing employees, and nothing contained in this Section 5.6 is intended to, or shall be construed to, confer upon any other person than the parties hereto any rights or remedies hereunder.

5.7 Confidentiality. Except with the consent of Parent, the Company shall, and except with the consent of the Company, Parent shall, keep strictly confidential and not use for any purpose (i) all confidential or secret information or data that derives independent economic value, actual or potential, from not being generally known, regarding the Company, (ii) all information regarding the businesses or assets of the Company or any of its Affiliates and (iii) the existence of this Agreement and the Related Agreements, including the terms and conditions of the Transactions; provided that Parent and the Company may disclose such information (a) if required by Legal Requirement, (b) to its professional advisors who need to know such information in connection with the Transactions and are obligated to keep such information strictly confidential and (c) in connection with any Action related to the enforcement or defense of this Agreement.

5.8 Termination of Investor Agreements. Prior to the Closing, the Company shall take all action necessary to cause each of the “Investor Agreements” (as such term is defined in the Joinder Agreements) to terminate automatically upon the Effective Time, without any obligation on the part of Parent or its Affiliates (including the Surviving Corporation).

ARTICLE VI

PRE-CLOSING TERMINATION OF AGREEMENT

6.1 Pre-Closing Termination. This Agreement may be terminated and the Merger abandoned (a) by Parent or the Company if Parent shall not have delivered to the Company an Exercise Notice prior to 11:59 PM Pacific time on the Option Termination Date; (b) by Parent, following the date of the Closing Date designated in the Exercise Notice, if the Company has not fulfilled its obligations set forth in Annex A at such time, (c) by Parent, at any time prior to the delivery of an Exercise Notice; (d) by Parent or the Company if any Legal Requirement shall be in effect which has the effect of making the Merger illegal or otherwise prevents consummation of the Merger (and in the case of an Order, such Order has become final and non-appealable); or (e) by Company in the event Parent, Merger Sub or any of their affiliates is a Defaulting Holder as defined in the Series B Preferred Stock Purchase Agreement.

6.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 6.1, this Agreement shall become void and there shall be no liability or obligation on the part of any party or their Representatives; provided, however, that each party hereto shall remain liable for any willful and intentional breaches of this Agreement, Related Agreements or in any certificate or other instruments delivered pursuant to this Agreement prior to its termination; provided further, that, the provisions of this Section 6.2 and the general provisions contained in Annex C (but excluding paragraph 7 thereof) shall remain in full force and effect and survive any termination of this Agreement.

ARTICLE VII

POST-CLOSING INDEMNIFICATION

7.1 Survival of Representations, Warranties and Related Indemnification Claims. The representations and warranties of the Company set forth in this Agreement, and the right to make indemnification claims in respect thereof under this Agreement, shall survive until 11:59 p.m. Illinois time on the Holdback Expiration Date; provided, however, that (a) each IP Representation, and the right to make indemnification claims in respect thereof under this Agreement, shall survive until 11:59 p.m. Illinois time on the IP Representations Expiration Date and (b) each Fundamental Representation and each Tax Representation and any claim based on Fraud, and the right to make indemnification claims in respect thereof, shall survive until 11:59 p.m., Illinois time, on the date that is 30 days after the expiration of all applicable underlying statutes of limitations governing the subject matters addressed thereby (including all periods of extension and tolling); provided, further, that all representations and warranties of the Company and the right to make indemnification claims in respect thereof under this Agreement, shall survive beyond the survival periods specified above with respect to any inaccuracy therein or breach thereof if a claim is timely made in accordance with the terms hereunder prior to the expiration of the survival period, in which case such representation and warranty and the right to make indemnification claims in respect thereof shall survive as to such claim until such claim has been finally resolved. The representations and warranties of Parent and Merger Sub set forth in this Agreement, the Related Agreements or in any certificate or other instrument delivered pursuant to this Agreement shall survive until 11:59 p.m. Illinois time 30 days after the Holdback Expiration Date, subject to the same tolling beyond such date as described above for unresolved claims. For the avoidance of doubt, it is the intention of the parties hereto that the foregoing respective survival periods and termination dates supersede any applicable statutes of limitations (including 10 Del. C. § 8106(a)) that may otherwise apply to such representations and warranties and the right to make indemnification claims in respect thereof under this Agreement.

7.2 Indemnification

(a) From and after the consummation of the Merger, subject to the terms and limitations of this Article VII, the Indemnifying Parties shall severally, but not jointly, indemnify and hold harmless the Indemnified Parties, from and against all Losses paid, incurred, suffered or sustained by the Indemnified Parties, resulting from or arising out of: (i) any breach of or inaccuracy in a representation or warranty of the Company set forth in this Agreement; provided, however, that in the event of any such breach or inaccuracy, no effect will be given to any qualifications based on the word “material” or similar phrases contained in such representation or warranty; (ii) any inaccuracy in any information required to be set forth in the Closing Date Payment Spreadsheet including any failure to properly calculate any item required to be contained therein; (iii) any failure by the Company to perform or comply with any covenant or agreement of the Company set forth in this Agreement which is required to be performed prior to the Closing, including each of the obligations set forth in Annex A; (iv) any payment or expense in respect of any Dissenting Shares in excess of the consideration that otherwise would have been payable in respect of such shares in accordance with this Agreement; (v) any Fraud by or on behalf of the Company or any Subsidiary in connection with the Transactions.

(b) The Indemnifying Parties shall not have any right of contribution, indemnification or right of advancement from the Indemnified Parties with respect to any Loss.

(c) Except in the case of Fraud committed by an Indemnifying Party or to which such Indemnifying Party was a party, the indemnification rights set forth in this Article VII shall be the sole and exclusive remedy of the Indemnified Parties from and after the Effective Time for any claims arising under this Agreement; provided, however, that this Section 7.2(c) shall not be deemed a waiver by any party of any right to specific performance or injunctive relief. Nothing in this Agreement shall limit the right of any party to a Related Agreement to pursue remedies under such Related Agreement against the other parties thereto. In no event shall a Stockholder be liable for the Fraud of any other Stockholder unless such first Stockholder was a party to such Fraud.

7.3 Limitations on Indemnification

(a) Threshold. Except in the case of Fraud committed by an Indemnifying Party or to which an Indemnifying Party was a party, the Indemnified Parties, as a group, may not recover any Losses pursuant to an indemnification claim under Section 7.2(a)(i) (other than with respect to a breach of an IP Representation, Fundamental Representation or Tax Representation) unless and until the Indemnified Parties, as a group, shall have paid, incurred, suffered or sustained Losses in an aggregate amount equal to $1,000,000 in respect of indemnification claims under Section 7.2(a)(i) (the “Threshold Amount”), in which case Parent shall be entitled to recover all Losses so identified from the first dollar; provided, however, that indemnification claims under Section 7.2(a)(i) (other than with respect to a breach of a IP Representation, Fundamental Representation or Tax Representation) in amounts below $37,500 (a “De Minimis Amount”) shall not be recoverable and shall not count towards the Threshold Amount (it being understood that the dollar value of Losses resulting from “individual” occurrences, events or circumstances that relate to or result from the same cause or circumstance will be aggregated for purposes of the De Minimis Amount).

(b) Maximum Liability.

(i) Except as specifically set forth in this Article VII, the maximum amount that an Indemnified Party may recover for Losses arising out of this Agreement or any Related Agreement (A) pursuant to the indemnity set forth in Section 7.2(a)(i) (other than with respect to a breach of a IP Representation, Fundamental Representation or a Tax Representation) shall be limited to an amount equal to the General Representations Cap, (B) pursuant to the indemnity set forth in Section 7.2(a)(i) with respect to a breach of an IP Representation shall be limited to an amount equal to the IP Representations Cap, (C) pursuant to the indemnity set forth in Section 7.2(a)(i) in respect of breaches of Fundamental Representations and Tax Representations and pursuant to the indemnity set forth in Sections 7.2(a)(ii)–(iv) shall be limited to an amount equal to the Total Merger Consideration (valuing any Parent Ordinary Shares issued as part of the Total Merger Consideration at the Parent Share Price) and (D) pursuant to the indemnity set forth in Section 7.2(a)(v) or any Fraud committed by such Stockholder or of which such Stockholder was a party shall be unlimited.

(ii) The Indemnified Parties’ first source of recovery for indemnification claims under Section 7.2(a) shall be against the Holdback Fund; if the Holdback Fund is insufficient to fully satisfy an indemnification claim under Section 7.2, the Indemnified Parties’ second source of recovery shall be set-off against the remainder of the Anniversary Date Merger Consideration, if the same has not yet been paid or issued to the Stockholders; and if the Holdback Fund and the Anniversary Date Merger Consideration is insufficient to fully satisfy an indemnification claim under Section 7.2 or if the Holdback Fund or the Anniversary Date Merger Consideration have been released to the Indemnified Parties, the Indemnified Parties shall be entitled to recover such excess portion of such Losses (an “Excess Loss”) directly from the Indemnifying Parties, and each Indemnifying Party shall, subject to the limitations set forth in this Article VII, be liable, severally and not jointly, solely for its, his or her Pro Rata Portion of the Excess Losses. Any such recovery by Parent from the Holdback Fund or set-off by Parent against the Anniversary Date Merger Consideration shall value Parent Ordinary Shares at the Parent Share Price and shall be made pro rata to the respective proportions that the cash and Parent Ordinary Shares comprise the Anniversary Date Merger Consideration and Holdback Fund. Any recovery directly from an Indemnified Party shall be made, at the election of each Indemnified Party, by (A) returning Parent Ordinary Shares (valuing the Parent Ordinary Shares at the fair market value at the time of the claim) to Parent, free and clear of any Liens and/or (B) returning cash to Parent.

(iii) The liability of each Indemnifying Party for indemnification claims under this Agreement shall be limited, in the aggregate, to a dollar amount equal to the portion of the Total Merger Consideration received by such Indemnifying Party pursuant to this Agreement; provided, however, that nothing in this Article VII shall limit the liability of an Indemnifying Party in connection with a claim based on Fraud committed by an Indemnifying Party or of which an Indemnifying Party was a party.

(c) No Indemnifying Party shall be liable for Losses directly related to matters that were fully, fairly and accurately, and with reasonable specificity, disclosed in the Final Representation Qualification Notice delivered to Parent prior to the date that is 10 days following the delivery of a Notice to Provide Final Representation Qualifications (it being understood that only matters that are known to actually exist, and not potential or hypothetical matters, may be so disclosed); provided, however, that the foregoing limitation on rights to indemnification shall not apply to any Fundamental Representations, and the rights of the Indemnified Parties to indemnification or any other remedy under this Agreement with respect to a Fundamental Representation shall not be affected by any such Representation Qualification Notice or any other investigation or knowledge acquired (or capable of being acquired), including exceptions incorporated herein as have been Made Available, are set forth in the Disclosure Schedule to the Series B Preferred Stock Purchase Agreement, or as may otherwise be updated by the Company from time to time pursuant to Section 5.4. The waiver of any condition will not affect the right to indemnification or any other remedy under this Agreement. No Indemnified Party shall be required to show reliance in order for such Indemnified Party to be entitled to indemnification hereunder.

(d) All indemnifiable Losses shall be calculated net of the amount of any actual recoveries actually received by an Indemnified Party from any unrelated third party insurer prior to the Holdback Expiration Date under any existing insurance policies of the Indemnified Party (in each case, calculated net of any collection costs and reserves, reimbursement, expenses, deductibles, or premium adjustments or retrospectively rated premiums (as reasonably determined by an Indemnified Party) incurred or paid to procure such recoveries) related to the insurance claim in respect of such indemnifiable Losses incurred, suffered or sustained by such Indemnified Party. The Indemnified Parties shall have no obligation to seek recovery under any insurance policies covering any indemnifiable Losses, or to maintain any insurance policies for any period of time (except, for clarify, as contemplated by Section 5.5).

(e) Notwithstanding anything to the contrary in this Agreement, no Indemnifying Party shall be liable for (A) Losses attributable to the amount, value or condition of any Tax asset or attribute (e.g., net operating loss carry-forward of Tax credit carry-forward) of the Company or its Subsidiaries, or (B) the ability of Parent, the Surviving Corporation or any of their Affiliates to utilize such Tax asset or attribute in any Tax period or portion thereof beginning on or after the Closing Date.

7.4 Indemnification Claim Procedures

(a) If an Indemnified Party wishes to make an indemnification claim under this Article VII, such Indemnified Party shall deliver a written notice (an “Indemnification Claim Notice”) to the Stockholder Representative (or for claims directly against an Indemnifying Party, to such Indemnifying Party) (i) stating that an Indemnified Party has paid, incurred, suffered or sustained, or reasonably anticipates that it may pay, incur, suffer or sustain Losses, and (ii) to the extent known, specifying in reasonable detail the nature of such Losses. Parent may update an Indemnification Claim Notice from time to time to reflect any new information with respect to the claim.

(b) In the event of the assertion or commencement by any Person (other than a party to this Agreement) of any Action with respect to which the Indemnifying Parties may become obligated to indemnify any Indemnified Party pursuant to this Article VII (each, a “Third Party Action”), the Stockholder Representative shall (on behalf of the Indemnifying Parties) have the right to participate in (at the expense of the Indemnifying Parties), but not to control, the defense of such Third Party Action. The Indemnified Parties may settle a Third Party Action without the prior written consent of the Stockholder Representative; provided, that such settled amount shall not be determinative of the amount of Losses indemnifiable pursuant to this Article VII unless the Stockholder Representative consents to such settlement (which consent will not be unreasonably withheld, delayed or conditioned).

(c) If the Stockholder Representative on behalf of the Indemnifying Parties shall not object in writing within the 30 day period after receipt of an Indemnification Claim Notice by delivery of a written notice of an objection containing a reasonably detailed description of the facts and circumstances supporting such objection (an “Indemnification Claim Objection Notice”), such failure to so object shall mean for all purposes that the Indemnified Party is entitled to the full amount of the claim for Losses set forth in such Indemnification Claim Notice. In such event Parent shall be entitled to permanently retain from the Holdback Fund or, if the Holdback Fund is insufficient and Parent has still retained the remainder of the Anniversary Date Merger Consideration, from the Anniversary Date Merger Consideration, an amount of cash and Parent Ordinary Shares (valued at the Parent Share Price) equal to the Losses set forth in such Indemnification Claim Notice, pro rata to the respective proportions that the cash and Parent Ordinary Shares comprise the Anniversary Date Merger Consideration and the Holdback Fund.

(d) In the event that the Stockholder Representative shall deliver an Indemnification Claim Objection Notice in accordance with Section 7.4(c), the Stockholder Representative (on behalf of the Indemnifying Parties) and Parent may attempt to agree upon the rights of the respective parties with respect to such claims. If the Stockholder Representative and Parent so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties (a “Resolution Memorandum”). In such event, Parent shall, subject to Section 7.4(g), be entitled to permanently retain from the Holdback Fund or, if the Holdback Fund is insufficient and Parent has still retained the remainder of the Anniversary Date Merger Consideration, the amount of cash and/or Parent Ordinary Shares (valued at the Parent Share Price) as set forth in the Resolution Memorandum, pro rata to the respective proportions that the cash and Parent Ordinary Shares comprise the Anniversary Date Merger Consideration and the Holdback Fund. Should the amount of the Anniversary Date Merger Consideration be insufficient to satisfy in whole the amount owed to an Indemnified Party in accordance with such memorandum and this Agreement, then each Indemnifying Party shall promptly pay or surrender to the Indemnified Party such Indemnifying Party’s pro rata portion of such shortfall as though such shortfall was an Excess Loss. In such a case, the Indemnifying Parties may, at their election (A) return Parent Ordinary Shares to Parent, free and clear of any Liens (valuing the Parent Ordinary Shares at the fair market value at the time of the claim) or (B) pay cash to Parent to satisfy such shortfall.

(e) If no such agreement can be reached prior to 30 days after delivery of an Indemnification Claim Objection Notice, either Parent or the Stockholder Representative may demand arbitration of the matter unless the amount of the Loss that is at issue is then subject of a pending litigation with a third party. Such arbitration shall be conducted by one arbitrator mutually agreeable to Parent and the Stockholder Representative. In the event that, within 30 days after submission of any dispute to arbitration, Parent and the Stockholder Representative cannot mutually agree on one arbitrator, then, within 15 days after the end of such 30-day period, Parent and the Stockholder Representative shall each select one independent arbitrator who shall select a third independent arbitrator.

(f) Any such arbitration shall be held in Cook County, Illinois, under the Comprehensive Arbitration Rules and Procedures of JAMS (“JAMS”). The arbitrator(s) shall determine how all expenses relating to the arbitration shall be paid. The arbitrator(s) shall establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator(s) shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions to the same extent as a competent court of law or equity, should the arbitrator(s) determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator(s) as to the validity and amount of any claim in such Indemnification Claim Notice shall be final, binding, and conclusive upon the parties to this Agreement and the Indemnifying Parties. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator(s). Within 30 days of a decision of the arbitrator(s) requiring payment by Parent to the Indemnifying Parties or by the Indemnifying Parties to Parent, such person(s) shall make the payment to such other person(s), including by Parent permanently retaining cash or Parent Ordinary Shares from the Anniversary Date Merger Consideration (which shall value the Parent Ordinary shares at the Parent Share Price, and shall be pro rata to the respective proportions that the cash and

Parent Ordinary Shares comprise the Anniversary Date Merger Consideration and the Holdback Fund). Judgment upon any award rendered by the arbitrator(s) may be entered in any court having jurisdiction. The forgoing arbitration provision shall apply to any dispute among the Indemnifying Parties or any Indemnifying Party and the Indemnified Parties under this Article VII, whether relating to claims to recover funds or shares from the Anniversary Date Merger Consideration.

(g) On the first anniversary of the Closing Date, Parent shall (i) continue to retain the Holdback Fund, (ii) in addition, continue to retain an amount from the remainder of the Anniversary Date Merger Consideration, if any, equal to the amount of any claims for indemnification asserted in an Indemnification Claim Notice delivered in accordance with Section 7.4 prior to the first anniversary of the Closing Date but which are not yet resolved or for which payment has not yet been made (a “First Anniversary Unresolved Claim”) that exceed the amount then available in the Holdback Fund and (iii) release any remaining Anniversary Date Merger Consideration net of the Holdback Fund and net of such First Anniversary Unresolved Claims to the Paying Agent for further distribution to the Stockholders in accordance with this Agreement. Such amounts retained or released shall be in the form of cash and Parent Ordinary Shares (valued at the Parent Share Price), pro rata to the respective proportions that the cash and Parent Ordinary Shares comprise the Anniversary Date Merger Consideration. The amount of the Anniversary Date Merger Consideration shall be released (to the extent not utilized to indemnify any Indemnified Party) by Parent to the Paying Agent for further distribution to the Stockholders in accordance with this Agreement upon the resolution of such First Anniversary Unresolved Claim to the extent the same exceeds the Holdback Fund in accordance with this Article VII.

(h) On the Holdback Expiration Date, Parent shall (i) continue to retain an amount, if any, equal to the amount of any claims for indemnification asserted in an Indemnification Claim Notice delivered in accordance with Section 7.4 prior to the Holdback Expiration Date but which are not yet resolved or for which payment has not yet been made (a “Holdback Expiration Date Unresolved Claim” and, together with the First Anniversary Unresolved Claims, the “Unresolved Claims”, as applicable) and (ii) release any remaining Holdback Fund net of such Holdback Expiration Date Unresolved Claims to the Paying Agent for further distribution to the Stockholders in accordance with this Agreement. Such amounts retained or released shall be in the form of cash and Parent Ordinary Shares (valued at the Parent Share Price), pro rata to the respective proportions that the cash and Parent Ordinary Shares comprise the Holdback Fund. The amount of the Holdback Fund retained for each Holdback Expiration Date Unresolved Claim shall be released (to the extent not utilized to indemnify any Indemnified Party) by Parent to the Paying Agent for further distribution to the Stockholders in accordance with this Agreement upon the resolution of such Holdback Expiration Date Unresolved Claim in accordance with this Article VII

7.5 Stockholder Representative. By virtue of the execution and delivery of a Joinder Agreement and/or a Stockholder Written Consent, and the adoption of this Agreement and approval of the Merger by the Stockholders, each of the Indemnifying Parties shall be deemed to have agreed to appoint J.C. Kryder, MD as its agent and attorney-in-fact, as the Stockholder Representative for and on behalf of the Indemnifying Parties to give and receive notices and communications in respect of indemnification claims under this Agreement, to authorize payment to any Indemnified Party from the Anniversary Date Merger Consideration or the Holdback Fund in satisfaction of any indemnification claims hereunder by any Indemnified Party, to object to such payments, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to any such indemnification claims, to assert, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to, any such indemnification claim by any Indemnified Party hereunder against any Indemnifying Party or by any such Indemnifying Party against any Indemnified Party or any dispute between any Indemnified Party and any such Indemnifying Party, in each case relating to this Agreement or the Transactions, and to take all other actions that are either (i) necessary or appropriate in the judgment of the Stockholder Representative for the accomplishment of the foregoing or (ii) mandated or permitted by the terms of this Agreement or the agreements ancillary hereto. After the Closing, notices or communications to or from the Stockholder Representative shall constitute notice to or from the Indemnifying Parties. A decision, act, consent or instruction of the Stockholder Representative, including an amendment, extension or waiver of this

Agreement pursuant to the terms hereof shall constitute a decision of the Indemnifying Parties and shall be final, conclusive and binding upon the Indemnifying Parties; and Parent and their respective Affiliates (including the Surviving Corporation) may rely upon any such decision, act, consent or instruction of the Stockholder Representative as being the decision, act, consent or instruction of the Indemnifying Parties. Parent and their respective Affiliates (including the Surviving Corporation) are hereby relieved from any liability to any Person (including the Stockholders) for any acts done by them in accordance with such decision, act, consent or instruction of the Stockholder Representative.

ARTICLE VIII

MISCELLANEOUS PROVISIONS

8.1 Miscellaneous Provisions. All capitalized terms that are used but not defined herein shall have the respective meanings ascribed thereto in Annex B. The miscellaneous provisions set forth on Annex C are incorporated into this Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Parent, Merger Sub, the Company and the Stockholder Representative have caused this Agreement to be executed as of the date first written above.

“PARENT”:	BABYLON HOLDINGS LIMITED

	By:	/s/ Ali Parsa
Name: Ali Parsa
Title: Chief Executive Officer

“MERGER SUB”	BABYLON ACQUISITION CORP.

	By:	/s/ Ali Parsa
Name: Ali Parsa
Title: Authorized Signatory

THE “COMPANY”	HIGI SH HOLDINGS INC.

	By:	/s/ Jeff Bennett
Name: Jeff Bennett
Title: CEO

“STOCKHOLDER REPRESENTATIVE”	J.C. KRYDER, MD

	By:	/s/ Chris Kryder
Name: Chris Kryder
Title: Chairman

[Agreement and Plan of Merger]

Execution

ANNEX A

OBLIGATIONS OF THE COMPANY

Prior to the Closing, the Company shall have delivered or caused to be delivered to Parent the following:

(a) A FIRPTA Certificate.

(b) Duly executed resignation letters from each member of the Company Board.

(c) A certificate of good standing from the Secretary of State of the State of Delaware which is dated within 3 Business Days prior to Closing with respect to the Company.

(d) Evidence reasonably satisfactory to Parent that, unless otherwise instructed by Parent, the Company shall have terminated, effective as of no later than the day immediately preceding the Closing Date, each 401(k) Plan.

(e) Evidence reasonably satisfactory to Parent that either (i) a vote of the Stockholders was solicited in conformance with Section 280G and the requisite stockholder approval was obtained with respect to any payments and/or benefits subject to such vote (the “280G Solicitation”) or (ii) that no “parachute payments” shall be made or provided, pursuant to the 280G Waivers executed by the affected individuals.

ANNEX B

CERTAIN DEFINED TERMS

“280G Waivers” means the waivers (in a form approved by Parent) to be executed and delivered by any “disqualified individual” (as defined in Code Section 280G and the regulations promulgated thereunder) prior to the 280G Solicitations referred to in Annex A.

“401(k) Plan” means each Company Employee Plan intended to include group severance pay or benefits and any Code Section 401(k) arrangement.

“Action” means any action, suit, claim, allegation of wrongdoing, complaint, litigation, investigation, audit, proceeding, arbitration or other similar dispute.

“Additional Payment” means:

(a) if either (x) the Revenue during the Additional Payment Period does not exceed the Additional Payment Period Revenue Target or (y) the Gross Margin during the Additional Payment Period does not exceed the Additional Payment Period Gross Margin Target, an amount equal to $0; or

(b) if both (x) the Revenue during the Additional Payment Period equals or exceeds the Additional Payment Period Revenue Target and (y) the Gross Margin during the Additional Payment Period equals or exceeds the Additional Payment Period Gross Margin Target, an amount equal to the product obtained by multiplying (A) $900,000 by (B) the aggregate amount Fully Completed Months that have occurred during the period beginning at the first date of the Additional Payment Period and ending on the earlier of (x) the Closing Date or (y) the last date of the Additional Payment Period.

For clarity, (i) in no event shall the Additional Payment exceed $10,800,000 and (ii) in no event shall the Additional Payment be reduced by a reduction in the Base Purchase Price as a result of the Licensing Prepayment or otherwise.

“Additional Payment Period” means the period beginning on April 1, 2022 and ending on March 31, 2023.

“Additional Payment Period Gross Margin Target” means 60%, or such other target with respect to Gross Margins in the Additional Payment Period as is set forth in an Approved Annual Board Plan (including any amendment thereto approved by the Company Board); provided however, that any decrease to the Additional Payment Period Gross Margin Target (from the initial target of 60%, or from any other target set forth in a subsequent Approved Annual Board Plan) shall require the approval of the Parent Designee.

“Additional Payment Revenue Target” means an amount equal to $55,000,000, or such other target with respect to Revenue in the Additional Payment Period as is set forth in an Approved Annual Board Plan (including any amendment thereto approved by the Company Board); provided however, that any decrease to the Additional Payment Period Revenue Target (from the initial target of $55,000,000, or from any other target set forth in a subsequent Approved Annual Board Plan) shall require the approval of the Parent Designee.

“Adjusted Base Purchase Price” means (i) the Base Purchase Price minus (ii) $6,000,000 if the Licensing Prepayment has occurred.

“Affiliate” of any Person means another Person that directly or indirectly through one of more intermediaries controls, is controlled by or is under common control with, such first Person.

“Anniversary Date” means the date that is twelve (12) months following the Closing Date.

“Anniversary Date Employee Option Amount” means an amount equal (i) the Additional Payment (if any) in respect of the Additional Payment Period if and only if it began before the Closing Date but was not included in the calculation of the Closing Date Merger Consideration, multiplied by (ii) the Employee Option Percentage.

“Anniversary Date Merger Consideration” means the sum of (i) the Anniversary Date Merger Consideration Principal Amount and (ii) the Anniversary Date Merger Consideration Interest Amount.

“Anniversary Date Merger Consideration Interest Amount” means the simple interest on the unpaid Anniversary Date Merger Consideration Principal Amount, which shall be fixed and accrue from the Closing Date until the Anniversary Date, at the Applicable Interest Rate.

“Anniversary Date Merger Consideration Principal Amount” means an amount of principal equal to the sum of (i) (A) the Adjusted Base Purchase Price, multiplied by (B) the Anniversary Date Merger Consideration Percentage, plus (ii) (A) the Additional Payment (if any) in respect of the Additional Payment Period if and only if it began before the Closing Date but was not included in the calculation of the Closing Date Merger Consideration, multiplied by (B) the Merger Consideration Percentage, plus (iii) (A) the Additional Payment (if any) in respect of the Additional Payment Period if and only if it ended prior to the Closing Date, multiplied by (B) the Anniversary Date Merger Consideration Percentage.

“Anniversary Date Merger Consideration Percentage” means a percentage equal to (x) the Merger Consideration Percentage, multiplied by (y) the Anniversary Date Payment Percentage.

“Anniversary Date Payment Percentage” means a percentage equal to 70.0%.

“Antitrust Law” means the Sherman Antitrust Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914 and all other Legal Requirements that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition, in any case that are applicable to the Transactions.

“Applicable Interest Rate” means the short-term applicable federal rate for annual compounding, as described under Section 1274(d) of the Code (or any comparable successor rates to the foregoing).

“Approved Annual Board Plan” means the operating performance metric targets of the Company with respect to the Additional Payment Period that are approved by the Company Board from time to time.

“Balance Sheet Date” means December 31, 2019.

“Base Purchase Price” means an amount equal to $90,000,000.

“Closing Date Payment Percentage” means a percentage equal to 30.0%.

“Closing Date Merger Consideration Percentage” means a percentage equal to (i) the Merger Consideration Percentage, multiplied by (ii) the Closing Date Payment Percentage.

“Closing Date Employee Option Amount” means an amount equal to the sum of (i) an amount equal to (A) the Base Purchase Price, multiplied by (B) the Employee Option Percentage, plus (ii) an amount equal to (A) the Additional Payment (if any) in respect of the Additional Payment Period if and only if it has ended prior to the Closing Date, multiplied by (B) the Employee Option Percentage.

“Closing Date Merger Consideration” means an amount equal to the sum of (i) an amount equal to (A) the Adjusted Base Purchase Price, multiplied by (B) the Closing Date Merger Consideration Percentage, plus (ii) an amount equal to (A) the Additional Payment (if any) in respect of the Additional Payment Period if and only if it has ended prior to the Closing Date, multiplied by (B) the Closing Date Merger Consideration Percentage.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions located in the United Kingdom or Chicago, Illinois are authorized or obligated by Legal Requirement to close.

“Certificate of Merger” means the certificate of merger filed with the Secretary of State of the State of Delaware for the purposes of effecting the Merger, in a customary form to be prepared by Parent.

“Charter Documents” means the Company and its Subsidiaries’ certificate of incorporation and bylaws (or similar organizational document).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Board” means the Board of Directors of the Company.

“Company Capital Stock” means the Company Common Stock, the Company Preferred Stock and any other shares of capital stock, if any, of the Company, taken together.

“Company Common Stock” means shares of common stock, par value $0.0001 per share, of the Company.

“Company Employee Plan” means any “employee benefit plan,” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA) which is maintained, contributed to or required to be contributed to by the Company or any Subsidiary under common control with the Company as determined under ERISA.

“Company Material Adverse Effect” means any change, event, violation, inaccuracy, circumstance or effect (any such item, an “Effect”), individually or when taken together with all other Effects, that has had or would reasonably be expected to have a material adverse effect on the business, assets, liabilities, operations, condition or results of operations of the Company and the Subsidiaries, taken as a whole; except to the extent that any such Effect directly results from: (A) changes in general economic or business conditions, (B) changes in GAAP or any other accounting requirements or principles or any change in any Legal Requirement, or the interpretation or enforcement thereof, after the Original Effective Date , (C) any failure by the Company to meet any internal or published projections, estimates, bookings, forecasts or revenue or earnings predictions, provided that the underlying causes of such failure shall not be excluded, (D) the announcement or pendency of the transactions contemplated by this Agreement or any action required to be taken by the Company pursuant to this Agreement, (E) actions taken with Parent’s prior written consent, or (F) any natural disasters or acts of nature, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the Original Effective Date or any change in political conditions, in each case, after the Original Effective Date; provided, further, that the matters described in clauses (A), (B) and (F) will be excluded only to the extent that such maters do not have a disproportionate impact on the Company and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which the Company and its Subsidiaries operate.

“Company Options” means all options (including commitments to grant options) to purchase or otherwise acquire Company Common Stock (whether or not vested) held by any Person that are outstanding and unexercised as of immediately prior to the Effective Time.

“Company Preferred Stock” means shares of preferred stock designated “Series A-1 Preferred Stock”, par value $0.0001 per share, “Series A-2 Preferred Stock”, par value $0.0001 per share, “Series A-3 Preferred Stock”, par value $0.0001 per share, and “Series B Preferred Stock”, par value $0.0001 per share, of the Company, taken together.

“Conflict” means any conflict, breach, violation, default, or right of payment, termination, cancellation, modification or acceleration under, or imposition of any Lien upon any assets or equity securities, or any requirement of notice, consent, filing, waiver or approval of any Person.

“Consent” means any approval, consent, notice, ratification, permission, waiver, exception, exemption, authorization, registration, declaration or filing (including any Consent of a Governmental Entity).

“Contract” means any written, oral or implied contract, mortgage, indenture, lease, license, covenant, plan, insurance policy or other agreement, instrument, arrangement, understanding or commitment, permit, concession, franchise or license and including all amendments and schedules thereto.

“Cost of Revenue” means the aggregate amount of costs incurred by the Company or attributable to Revenue obtained by the Company, including (i) costs related to stations (including station connectivity and maintenance fees, station hardware, station delivery, installation, removal fees, and station depreciation), (ii) costs related to programs (including program delivery) and (iii) costs related to cloud services (including hosting and software related to solutions).

“Current Balance Sheet” means the Company’s unaudited balance sheet as of the Balance Sheet Date, as has been Made Available.

“Delaware Law” means the General Corporation Law of the State of Delaware.

“Employee” means any current or former employee, independent contractor, consultant, or director of the Company or any Subsidiary.

“Employee Option Percentage” means a percentage equal to 22.0% of the Base Purchase Price. For the avoidance of doubt, the Employee Option Percentage shall be a fixed percentage based upon the Base Purchase Price and such percentage shall not be based upon the Adjusted Base Purchase Price (i.e., there shall be no reduction in the Employee Option Percentage as a result of the Licensing Prepayment or otherwise).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exercise Notice” means the Notice of Exercise of Option in the form set forth in Exhibit B.

“Financials” means the Company’s audited consolidated balance sheets as of December 31, 2017 and December 31, 2018 and unaudited consolidated balance sheets as of December 31, 2019, and the related consolidated statements of income, consolidated statements of changes in stockholders’ equity and consolidated statements of cash flows for the respective twelve (12) month periods then ended, in each case as have been Made Available.

“FIRPTA Certificate” means a certificate meeting the requirements of U.S. Treasury Regulations Section 1.1445-2(c)(3).

“Fully Completed Month” means any full month, beginning on the first date of the given month and ending on the last date of the given month.

“Fraud” means fraud, intentional misrepresentation or willful breach.

“FTC” means the United States Federal Trade Commission.

“Fundamental Representations” means the representations and warranties of the Company set forth in Section 2.1 (Organization and Good Standing), Section 2.2 (Authority and Enforceability), Section 2.3 (Governmental Approvals and Consents), Section 2.5 (Company Capital Structure).

“GAAP” means the generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board that are applicable to the circumstances of the date of determination, consistently applied.

“General Representations Cap” means an amount equal to 12.5% of the Total Merger Consideration.

“Governmental Entity” means any court, administrative agency or commission or other multinational, federal, state, county, local or other governmental authority, organization, instrumentality, agency or commission, whether located in the United States or outside the United States.

“Gross Margin” means the quotient, expressed as a percentage, of (x) the difference between (A) Revenue and (B) Cost of Revenue, divided by (y) Revenue.

“Health Care Laws” shall have the meaning set forth in the Series B Stock Purchase Agreement.

“Holdback Fund” means an amount of cash and/or Parent Ordinary Shares equal to in value to 12.5% of the Total Merger Consideration. The Holdback Fund shall initially be a part of the Anniversary Date Merger Consideration and shall consist of cash and Parent Ordinary Shares in the same proportions that cash and Parent Ordinary Shares comprise the Anniversary Date Merger Consideration.

“Holdback Expiration Date” means the date that is the 15 month anniversary of the Closing Date.

“Indemnified Party” means Parent and its Affiliates (including the Surviving Corporation and its Subsidiaries) and their respective Representatives.

“Indemnifying Party” means the Stockholders.

“Information Statement” means an information statement prepared by the Company (and subject to the review and comment by Parent), which shall include the Stockholder Written Consent and the Joinder Agreement, any notices that such consent has been obtained as required by applicable Legal Requirements and any other information regarding the Company, Parent and the Transactions as may be required by applicable Legal Requirements or the Charter Documents or as may otherwise be requested by Parent.

“Interested Party” means any officer, director or employee of the Company or any of its Subsidiaries or any Stockholder, and any immediate family member of any of such Persons, or any trust, partnership or corporation in which any of such Persons has or has had an interest.

“IP Representations” means the representations and warranties of the Company set forth in Section 2.9 (Intellectual Property).

“IP Representations Cap” means an amount equal to 37.5% of the Total Merger Consideration.

“IP Representations Expiration Date” means the date that is the 24 month anniversary of the Closing Date.

“Joinder Agreement” means a Joinder Agreement in the form set forth as Exhibit B.

“Legal Requirement” means any U.S. or non-U.S. federal, state, local or other constitution, law, statute, ordinance, rule, regulation, code, published administrative position, policy or principle of common law, or any Order, in any case issued, enacted, adopted, promulgated, implemented or otherwise put into legal effect by or under the authority of any Governmental Entity.

“Lien” means any lien, pledge, charge, claim, mortgage, license, security interest or other encumbrance of any kind or character whatsoever.

“Loss” means all claims, losses, liabilities and damages (excluding punitive and exemplary damages, except to the extent that any punitive or exemplary damages are claimed, asserted or awarded in any proceeding by a third party against an Indemnified Party with respect to a matter for which Indemnified Party is entitled to seek indemnification hereunder) of any kind or nature, Taxes, awards, judgments penalties, fees, costs and expenses, including fees and expenses incurred in connection with investigating, defending against or settling any claims that are indemnifiable hereunder.

“Made Available” means that the Company has posted such materials to the virtual data room hosted on behalf of the Company and made available to Parent and its Representatives, (x) with respect to materials in existence on or prior to the Original Effective Date or the date of this Agreement, at least 1 Business Day prior to the Original Effective Date or the date of this Agreement, respectively, or (y) with respect to materials in existence after the date of this Agreement, as promptly as practicable following the date hereof prior the Closing.

“Merger” means the acquisition by Parent of the Company through the statutory merger of Merger Sub with and into the Company, pursuant to which the Company will become a wholly owned subsidiary of Parent.

“Merger Consideration Percentage” means a percentage equal to (i) 100%, minus (ii) the Employee Option Percentage, minus (iii) the Parent Consideration Percentage.

“Notice to Provide Final Representation Qualifications” means the Notice to Provide Representation Qualifications in the form set forth in Exhibit A.

“Option Termination Date” shall have the mean the earliest to occur of (a) the third (3rd) anniversary of the Original Effective Date; (b) the later of the second (2nd) anniversary of the Original Effective Date or the first to occur of the following dates unless the books and records of the Company evidence that Parent has directly or indirectly produced the following revenue for the Company on a cumulative basis during the period commencing on the Original Effective Date and ending on the following dates: (i) $6,000,000 on or before July 1, 2021 (the occurrence of such revenue production referred to in this clause (i), the “Licensing Prepayment”), and (ii) $10,000,000 in the aggregate, which for the avoidance of doubt, shall be inclusive of the Licensing Prepayment, if any, on or before March 31, 2022; or (c) Parent, Merger Sub or any of their affiliates being a Defaulting Holder as defined in the Series B Stock Purchase Agreement. For purposes of the foregoing, the term “directly or indirectly” shall be defined to include revenue from a party to whom Parent made an introduction or referral and/or any revenue received directly from Parent.

“Order” means any order, judgment, injunction, ruling, edict, determination or other decree, whether non-final, final, temporary, preliminary or permanent, enacted, issued, promulgated, enforced or entered by any Governmental Entity.

“Original Agreement:” means that certain Agreement and Plan of Merger, dated as of the Original Effective Date, by and Parent, Merger Sub, the Company, and the Stockholder Representative.

“Original Effective Date” means May 18, 2020.

“Parent Consideration Percentage” means the percentage of the Adjusted Base Purchase Price that would be payable to Parent, Merger Sub or their respective Subsidiaries if the Adjusted Base Purchase Price were to be fully distributed to the Stockholders, in each case in accordance with the Charter Documents and Delaware Law; provided that, for the purposes of this definition, the Series B Liquidation Preference (pursuant to Section 2.1 of the Company’s fourth and amended and restated certificate of incorporation, and as defined therein) that would otherwise be payable to Parent, Merger Sub or their respective Subsidiaries shall be ignored.

“Parent Ordinary Shares” means the B ordinary shares of Parent (or such successor class of shares issuable under Parent’s employee share option plan established for its employees).

“Parent Share Price” shall mean, as of the date of determination, the greater of (a) the value of one share in the capital of Parent, as issued in the context of the latest equity funding round of Parent, (b) the value of one share in the capital of Parent as determined by the latest report of an independent expert received by Parent, (c) the highest value of one share in the capital of Parent on an arms’-length sale between a willing seller and a willing buyer within the preceding twelve (12) months or (d) if none of the foregoing metrics is reasonably available, the value of one share in the capital of Parent, as determined by the board of directors of Parent or a committee thereof, in each case, as determined by Parent in good faith.

“Parent Designee” means the member of the Company Board that is designated by Parent or its Affiliate.

“Paying Agent” means Parent, one of its Affiliates, or a nationally recognized paying agent of Parent’s election.

“Permit” means any permit, franchise, grant, authorization, license, easement, variance, certificate, product listing, registration or clearance.

“Permitted Liens” means Liens not interfering in any material respect with the ordinary conduct of the business of the Company or materially detracting from the value of the property upon which such Lien exists.

“Person” means any individual or entity, including a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Entity (or any department, agency, or political subdivision thereof).

“Plan” means the Company’s 2017 Stock Incentive Plan.

“Post-Signing Financial Statements” means the Company’s consolidated balance sheets and the related consolidated statements of income, consolidated statements of changes in stockholders’ equity and consolidated statements of cash flows for each of the fiscal quarters and fiscal years following the Original Effective Date, in each case as prepared by the Company in the ordinary course and delivered to Parent pursuant to the amended restated investor rights’ agreement entered into in connection with the Series B Stock Purchase Agreement, dated as of the Original Effective Date between the Company, Parent and certain other investors listed on Schedule A thereto.

“Privacy Law” means any applicable Legal Requirement (including HIPAA, the EU General Data Protection Regulation, and the California Consumer Privacy Act), Privacy Policy, any applicable rule, principle, or other requirement of a self-regulatory organization, and any applicable published industry best practice or other standard or contractual requirement relating to privacy, data protection, data security, or data processing.

“Privacy Policy” means each statement, policy, or notice of the Company relating to privacy, data protection, data security, or data processing.

“Pro Rata Portion” means, with respect to each Stockholder, an amount equal to the quotient obtained by dividing (x) the portion of the Total Merger Consideration payable pursuant to Section 1.4 in respect of shares of Company Capital Stock owned by such Stockholder by (y) the aggregate Total Merger Consideration payable pursuant to Section 1.4 in respect of all shares of Company Capital Stock owned by all Stockholders. For purposes of clarity, (i) the sum of all “Pro Rata Portions” shall at all times equal 1 (one) and (ii) Parent shall be excluded from both (x) the numerator and (y) the denominator for this purpose.

“Registration” means any regulatory clearance, approval, authorization, establishment registration or product listing.

“Related Agreements” means the Joinder Agreements, the Stockholder Written Consents, and all other agreements and certificates entered into by the Company or any of the Stockholders in connection with the Transactions; provided that for purposes of the representations and warranties hereunder the Series B Stock Purchase Agreement shall not be deemed to be a Related Agreement.

“Representatives” means, with respect to any Person, its directors, officers, employees, representatives, or other agents.

“Required Vote” means the affirmative vote of a majority of the voting power of the shares of Company Common Stock then issued or issuable upon conversion of the then outstanding shares of Company’s Preferred Stock, including each Significant Investor, voting together as a single class.

“Revenue” means the aggregate amount of revenue recognized by the Company, consistent with GAAP (including, for clarity, ASC 606) and consistent with past practices of the Company.

“Series B Stock Purchase Agreement” means that certain Series B Preferred Stock Purchase Agreement dated as of the Original Effective Date between the Company, Parent and certain other purchasers party thereto.

“Significant Investor” means (i) Parent, provided it, Merger Sub and/or any of their affiliates is not a Defaulting Holder (as defined in the Series B Stock Purchase Agreement), (ii) Flare Capital Partners I, LP, Flare Capital Partners I-A, LP and their respective Affiliates (collectively, “Flare Capital”), (iii) 7wire Ventures Fund, L.P., 7wire Ventures Wanxiang Strategic Fund I, LLC and their respective Affiliates (collectively, “7wire”), and (iv) William Wrigley as Trustee of Trust #101 and its Affiliates (the “Wrigley Trust”), for so long as each such foregoing stockholder holds shares of Company Preferred Stock and/or Company Common Stock issued upon conversion of Company Preferred Stock representing, in the aggregate, at least 10% of the shares of Company Preferred Stock originally issued to each such stockholder group (in each case as adjusted for any stock split, stock dividend, combination, or other recapitalization or reclassification effected after the Original Effective Date).

“Subsidiary” means, with respect to any Person, a corporation, limited liability company, partnership, association, joint venture or other business entity of which such Person owns, directly or indirectly, more than 50% of the securities or other interests entitled to vote on the election of the members of the board of directors or similar governing body or otherwise has the power to direct the business and policies of any of the foregoing Persons.

“Stockholder” means any holder of any Company Capital Stock as of immediately prior to the Effective Time.

“Stockholder Approval” means the Stockholder Written Consent with the Required Vote.

“Stockholder Written Consent” means a Stockholder Written Consent in the form set forth in Exhibit C.

“Tax” means (a) any tax, governmental fee or other like assessment or charge in the nature of a tax, including escheat or unclaimed property, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Entity responsible for the imposition of any such tax, (b) any and all liability for amounts described in clause (a) of any member of an affiliated, consolidated, combined or unitary group of which the Company or any of its Subsidiaries (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, and (c) any and all liability for amounts described in clause (a) of any Person imposed on the Company or any of its Subsidiaries as a transferee or successor, by contract, pursuant to any Legal Requirement, or otherwise.

“Tax Representations” means: the representations and warranties set forth in Section 2.7 (Tax Matters).

“Tax Return” means any return, statement, estimate, schedule, form or other document or information filed or required to be filed with any Governmental Entity in connection with any Tax, including any amendment thereof or attachment thereto.

“Total Employee Option Amount” means an amount equal to (i) the Closing Date Employee Option Amount and (ii) the Anniversary Date Employee Option Amount.

“Total Merger Consideration” means an amount of cash and/or (if so elected by a stockholder of the Company) Parent Ordinary Shares (valued at the Parent Share Price) equal in value to the sum of (i) the Closing Date Merger Consideration, plus (ii) the Anniversary Date Merger Consideration. In no event shall any deduction from Total Merger Consideration be made with respect to any indebtedness of the Company being repaid at Closing or otherwise.

“Transactions” means the transactions contemplated by this Agreement and the Related Agreements.

ANNEX C – MISCELLANEOUS PROVISIONS

1. Certain Interpretations. When a reference is made in this Agreement to an Annex, or Exhibit, such reference shall be to an Annex or Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The phrases “ordinary course,” “ordinary course of business,” “ordinary course of business consistent with past practices” and other similar phrases shall all be construed to mean the usual, regular and ordinary course of business of the Company and the Subsidiaries, consistent in nature, scope, frequency and magnitude with past practices. The table of contents and headings set forth in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. Although the same or similar subject matters may be addressed in different provisions of this Agreement, the parties intend that, except as reasonably apparent on the face of the Agreement or as expressly provided in this Agreement, each such provision shall be read separately, be given independent significance and not be construed as limiting any other provision of this Agreement.

2. Amendment; Waiver. This Agreement may be amended and any provision may be waived at any time by execution of an instrument in writing signed by Parent, the Stockholder Representative and, prior to the Effective Time, the Company (or the Surviving Corporation following the Effective Time). At any time prior to the Closing, Parent, on the one hand, and the Company, on the other hand, may, to the extent permitted under any applicable Legal Requirements, by a written instrument signed on behalf of such party, (a) extend the time for the performance of any of the obligations of the other party hereto, (b) waive any inaccuracies in the representations and warranties made to such party set forth herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the covenants, agreements or conditions for the benefit of such party set forth herein.

3. Assignment. This Agreement shall not be assigned by any party to this Agreement without the prior written consent of the non-assigning parties, except that Parent and Merger Sub may, without the consent of any other party, assign their rights and delegate their obligations hereunder, in whole or in part, to any of their Affiliates as long as Parent remains ultimately liable for all of Parent’s obligations hereunder. For clarity, any rights to transfer shares of Company Capital Stock that are expressly permitted by the Joinder Agreement shall be permitted pursuant to, and subject to the satisfaction of the applicable conditions, thereof.

4. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via electronic mail (with automatically generated receipt of delivery) to the parties at the following addresses; provided, however, that notices sent by mail will not be deemed given until received:

(a) if to Parent or Merger Sub, to:

c/o Babylon Holdings Limited

60 Sloane Avenue

London, SW3 3DD

United Kingdom

Attention: Henry Bennett

Email: henry.bennett@babylonhealth.com

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati, P.C.

1301 Avenue of the Americas, 40th Floor

New York, NY 10019-6022

United States of America

Attention: Megan J. Baier

Email: mbaier@wsgr.com

and with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati, P.C.

701 Fifth Avenue

Seattle, WA 98104

United States of America

Attention: Brendan Ripley Mahan

Email: bmahan@wsgr.com

(b) if to the Company (prior to the Closing), to:

higi SH Holdings Inc.

100 S Wacker Drive, Suite 1600

Chicago, IL 60606

United States of America

Attention: Jeff Bennett

Email: jbennett@higi.com

with a copy (which shall not constitute notice) to:

Fenwick & West LLP

801 California Street

Mountain View, CA 94041

United States of America

Attention: Cynthia Clarfield Hess

Email: chess@fenwick.com

and with a copy (which shall not constitute notice) to:

Fenwick & West LLP

228 Santa Monica Boulevard, Suite 300

Santa Monica, CA 90401

Attention: Thomas Kang

Email: tkang@fenwick.com

if to the Stockholder Representative, to:

J.C. Kryder, MD

185 Dartmouth St.

10th Floor

Boston, MA 02116

United States of America

Email: chriskryder@gmail.com

with a copy (which shall not constitute notice) to:

Fenwick & West LLP

801 California Street

Mountain View, CA 94041

United States of America

Attention: Cynthia Clarfield Hess

Email: chess@fenwick.com

and with a copy (which shall not constitute notice) to:

Fenwick & West LLP

228 Santa Monica Boulevard

Santa Monica, CA 90401

Attention: Thomas Kang

Email: tkang@fenwick.com

5. Entire Agreement; Effectiveness of Amendment and Restatement. This Agreement, the Annexes, Schedules and Exhibits hereto, the Related Agreements, and the documents and instruments and other agreements among the parties hereto referenced herein constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof, and are not intended to confer upon any other person any rights or remedies hereunder. This Agreement amends and restates certain provisions of the Original Agreement and restates the terms of the Original Agreement in their entirety. All amendments to the Original Agreement effected by this Agreement, and all other covenants, agreements, terms and provisions of this Agreement, shall have effect as of the Original Effective Date unless expressly stated otherwise. This Agreement shall be effective as of the date that copies hereof have been executed and delivered upon execution by each of the parties hereto.

6. No Third Party Beneficiaries. Nothing in this Agreement, except for is intended to, or shall be construed to, confer upon any other person any rights or remedies hereunder.

7. Specific Performance and Other Remedies. The parties to this Agreement agree that irreparable damage would occur in the event that any of the provisions of this Agreement are not performed by any party in accordance with their specific terms or were otherwise breached by such party. The parties to this Agreement accordingly agree that in the event of any breach or threatened breach by a party or parties hereto, any Stockholder or the Stockholder Representative of any covenant, obligation or other agreement set forth in this Agreement, (i) each other party shall be entitled, without any proof of actual damages (and in addition to any other remedy that may be available to it), to a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other agreement and an injunction preventing or restraining such breach or threatened breach, and (ii) no party hereto shall be required to provide or post any bond or other security or collateral in connection with any such decree, order or injunction or in connection with any related action or legal proceeding. Any and all remedies herein expressly conferred herein upon a party hereto shall be deemed to be cumulative with, and not exclusive of, any other remedy conferred hereby, or by law or in equity upon such party, and the exercise by a party hereto of any one remedy will not preclude the exercise of any other remedy.

8. Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of, and without giving effect to, the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

10. Exclusive Jurisdiction. Subject to Sections 7.4(e) and 7.4(f), each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of the state courts of the State of Delaware in connection with any matter based upon or arising out of this Agreement and the Transactions (or, only if the state courts of the State of Delaware decline to accept jurisdiction over a particular matter, any federal court within the State of Delaware). Subject to Sections 7.4(e) and 7.4(f), each party agrees not to commence any legal proceedings related hereto except in such state courts of the State of Delaware (or, only if the state courts of the State of Delaware decline to accept jurisdiction over a particular matter, in any federal court within the State of Delaware). By execution and delivery of this Agreement, subject to Sections 7.4(e) and 7.4(f), each party hereto and the Stockholders irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and to the appellate courts therefrom solely for the purposes of disputes arising under the this Agreement and not as a general submission to such jurisdiction or with respect to any other dispute, matter or claim whatsoever. The parties hereto and the Stockholders irrevocably consent to the service of process out of any of the aforementioned courts in any such action or proceeding by the delivery of copies thereof in accordance with the notice provisions set forth in this Annex B. Nothing herein shall affect the right to serve process in any other manner permitted by applicable Legal Requirement. The parties hereto and the Stockholders hereby waive any right to stay or dismiss any action or proceeding under or in connection with this Agreement brought before the foregoing courts on the basis of (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, or that it or any of its property is immune from the above-described legal process, (b) that such action or proceeding is brought in an inconvenient forum, that venue for the action or proceeding is improper or that this Agreement may not be enforced in or by such courts, or (c) any other defense that would hinder or delay the levy, execution or collection of any amount to which any party hereto is entitled pursuant to any final judgment of any court having jurisdiction.

11. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, EQUITY OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY RELATED AGREEMENT, THE TRANSACTIONS OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF OR THEREOF. THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREES AND CONSENTS THAT EACH SUCH PARTY MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

12. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format shall be sufficient to bind the parties to the terms and conditions of this Agreement.

13. Privilege. All privileged and confidential communications made by or to the Company shall remain, following the Closing, the privileged and confidential communications of the Surviving Corporation; provided, however, that, other than in connection with any claim for Fraud, Parent agrees not to admit into evidence against the Stockholders or the Stockholder Representative any privileged communication between the Company, on the one hand, and Akerman LLP, on the other hand, in existence prior to Closing made in connection with the negotiation of this Agreement, the Related Agreements and the Transactions.

EXHIBIT A – [FORM] NOTICE TO PROVIDE FINAL REPRESENTATION QUALIFICATIONS

Reference is hereby made to the Agreement and Plan of Merger (as heretofore amended, the “Merger Agreement”) dated as of May [•], 2020, by and among higi SH Holdings, Inc., a Delaware corporation (the “Company”), Parent Holdings Limited, a company incorporated under the Companies (Jersey) Law 1991 with a registered number 114474 (“Parent”), Babylon Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”) and J.C. Kryder, MD, as the stockholder representative. All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement.

Parent hereby notifies the Company that it is considering in good faith whether or not to deliver an Exercise Notice, and hereby requests, pursuant to the terms of the Merger Agreement, that the Company provide a Representation Qualification Notice (if any is required) within 10 calendar days after the date hereof. For clarity, Parent has not, and shall not deemed to have, delivered an Exercise Notice by delivering this Notice to Provide Final Representation Qualifications.

Date:    ____________________

BABYLON HOLDINGS LIMITED

By______________________________

EXHIBIT B – [FORM] NOTICE OF EXERCISE OF OPTION

Reference is hereby made to the Agreement and Plan of Merger (as heretofore amended, the “Merger Agreement”) dated as of May [•], 2020, by and among higi SH Holdings, Inc., a Delaware corporation (the “Company”), Parent Holdings Limited, a company incorporated under the Companies (Jersey) Law 1991 with a registered number 114474 (“Parent”), Babylon Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”) and J.C. Kryder, MD, as the stockholder representative. All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement.

Parent hereby notifies the Company that it irrevocably elects to exercise its option to consummate the Merger pursuant to the terms thereof, including all of the conditions to closing set forth therein. The Closing for the aforementioned Merger shall take place in accordance with the terms of the Merger Agreement, which Parent expects to occur on [date].

Date:    ____________________

BABYLON HOLDINGS LIMITED

By______________________________

EXHIBIT B – [FORM] JOINDER AGREEMENT

EXHIBIT B - JOINDER AGREEMENT

THIS JOINDER AGREEMENT (this “Agreement”) is entered into as of [•], 2020 among the parties on the signature pages hereto. The parties hereto hereby agree as follows:

1. Representations. Stockholder represents and warrants to Parent, as of the date hereof and as of the Closing, as follows: (a) Stockholder, if it is an entity, has all requisite corporate power and authority, or, if such Stockholder is an individual, the legal capacity, to enter into and deliver this Agreement and any Related Agreements to which it is a party and to consummate the Transactions (the “Activities”), (b) the Activities have been duly authorized, executed and delivered by all necessary action on the part of Stockholder and constitute the valid and binding obligations of Stockholder, (c) no Consent is required by or with respect to Stockholder in connection with the Activities, (d) Stockholder is the sole record and beneficial owner of the shares (and only those shares) of Company Capital Stock designated as being owned by Stockholder set forth under Stockholder’s signature page hereto (the “Owned Securities”), (e)the Owned Securities are not subject to any Liens or subject to preemptive rights, right of first refusal, purchase option or similar right or limitation except as provided in the Scheduled Investor Agreements (as defined below), (f)there is no Action pending or threatened against Stockholder relating to such Stockholder’s ownership of the Owned Securities, the Transactions or any other Contract between Stockholder and its Affiliates, on the one hand, and the Company and its Affiliates, on the other hand, (g) there are no outstanding loans or other Indebtedness owed to Stockholder from the Company or any of its Affiliates, or owed to the Company or any of its Affiliates by Stockholder and (h) neither Stockholder nor any of its Affiliates is a party to any Contract with the Company or any of its Affiliates, or with any of the other holders of shares of Company Capital Stock with respect to the Company or any shares of Company Capital Stock (the “Investor Agreements”), other than the Contracts (if any) set forth on Schedule 1 (such agreements, together with other agreements that may be included by the following sentence, the “Scheduled Investor Agreements”). It is understood and agreed that disclosures against the representations set forth in clause (g) and (h) and additions to Schedule 1, to the extent the same has been approved by the Company Board and all Significant Investors, ( may be updated from time to time by the Stockholder by notice to the Parent, the “Scheduled Investor Agreements”).

2. Allocation of Proceeds. Parent shall have the right to fully rely on the Closing Payment Spreadsheet, and Stockholder agrees that Parent’s obligation to pay the Stockholder consideration pursuant to the Merger Agreement (as defined below) shall be fully satisfied if such amounts are paid in accordance with the Closing Payment Spreadsheet (including any revisions thereto approved by the Stockholder Representative).

3. Obligations Under Merger Agreement.

(a) Stockholder agrees that he, she or it is an “Indemnifying Party” and a “Stockholder” under the Merger Agreement and that, effective upon the Closing, Stockholder agrees to be bound by the terms of the Merger Agreement applicable thereto, including with respect to the indemnification obligations, subject to the conditions and limitations of liability and damages set forth therein (including with respect to Fraud), and the authority granted to the Stockholder Representative in Article VII thereof. Stockholder agrees that any notice delivered to the Stockholder Representative in accordance with the Merger Agreement shall be deemed properly delivered to Stockholder.

(b) For the avoidance of doubt and not in limitation of the foregoing, as contemplated by Section 7.3(b)(iii) of the Merger Agreement, the liability of the Stockholder as for indemnification claims under the Merger Agreement shall be limited, in the aggregate, to a dollar amount equal to the portion of the Merger Consideration received by the Stockholder pursuant to the Merger Agreement; provided, however, that nothing shall limit the liability of the Stockholder in connection with a claim based on Fraud committed by such Stockholder or to which such Stockholder was a party.

4. No Transfers. Stockholder agrees not to (a) except as permitted by the Scheduled Investor Agreements, sell, transfer or otherwise dispose of or subject to a Lien, or enter into any Contract with respect to, Stockholder’s right, title or interest in the Owned Securities or rights under the Merger Agreement, except by will, laws of intestacy or other Legal Requirement, without Parent’s prior written consent (which shall not be unreasonably withheld) (each of the foregoing “Permitted Transfers”); provided, however, that as a condition to any Permitted Transfer, any such transferee, successor or assignee shall be required to execute a counterpart signature page to this Agreement and be subject to and bound by all of the provisions set forth in this Agreement that were applicable to the predecessor or assignor of such successor or permitted assignee, or (b) grant any proxies or powers of attorney with respect to the Owned Securities or deposit any Owned Securities into any voting trust, without the prior written consent of Parent.

5. Irrevocable Consent. Stockholder agrees not to revoke or modify in any manner its Stockholder Written Consent.

6. Release. Effective as of the Effective Time and subject to the Closing under the Merger Agreement, the Stockholder, individually and on behalf of each of his, her or its Affiliates (other than, for clarity, the Company), hereby releases and discharges Parent and the Company and their Representatives and Affiliates (the “Released Parties”) from all Losses and Actions of any nature whatsoever, whether known or unknown, suspected or unsuspected, that such Stockholder now has or ever had as a stockholder of the Company, arising on or before the Effective Time; provided, however, that nothing herein shall release any Released Party from (i) any obligation of any Released Party under any provision of this Agreement, the Merger Agreement or any Related Agreement to which the Stockholder is a party arising before or after the Closing (including, but not limited to, such Stockholder’s rights to receive Merger Consideration), (ii) any, to the extent applicable to the Stockholder, exculpation, expense advancement or indemnification obligation of any Released Party to any present or former member of the board of directors of any of the Company or any present or former officer of any of the Company under the applicable certificate of incorporation, bylaws or equivalent governing documents of the Company as in effect as of the Closing, or pursuant to any insurance policies of the Company, existing as of the date of the Merger Agreement or any natural extensions thereof, or (iii) if Stockholder is or was an employee of the Company, any claim for unpaid compensation or unreimbursed business expenses incurred in connection with the undersigned’s employment with the Company accrued at or prior to the Closing (each, an “Excluded Claim”). Stockholder acknowledges that Stockholder has been advised, and has, consulted with legal counsel, and hereby expressly waives any rights such Stockholder may have with respect to the principle that a general release may not extend to claims the releaser does not know or suspect to exist at the time of executing a release, as well as under any other Legal Requirement or principles of similar effect.

7. No Claims. Stockholder will not commence or participate, encourage or assist any Action that (a) challenges or seeks to enjoin any provision of the Merger Agreement or any Related Agreement or any aspect of the Transactions or (b) alleges any breach of any fiduciary duty in connection with the Transactions.

8. Termination of Agreements. Stockholder agrees that any Investor Agreements, including but not limited to the Scheduled Investor Agreements, shall terminate automatically upon the Effective Time, without any obligation on the part of Parent or its Affiliates (including the Surviving Corporation).

9. Confidentiality. Stockholder agrees that all confidential and/or proprietary information of the Company and its Affiliates obtained by the Stockholder prior to the Effective Time, as well as the terms of this Agreement, the Merger Agreement and any Related Agreement, shall be kept strictly confidential by the Stockholder and shall not be used by the Stockholder for any purpose; provided that Stockholder may disclose such information (a) if required by Legal Requirement (as long as Stockholder informs Parent in advance and takes reasonable steps to minimize such disclosure), (b) if Stockholder is an investment fund, to any partner, prospective limited partner, limited partner, member, stockholder or affiliate of such Stockholder in connection with reporting to any such person its economic return under the Merger Agreement, provided that such person is bound by confidentiality restrictions that require maintenance of confidentiality not substantially less favorable to Parent than the confidentiality restrictions contemplated hereby, (c) to its professional advisors who need to know such information in connection with the Transactions and are obligated to keep such information strictly confidential, and (d) to enforce or defend any claim under the Merger Agreement or any document related thereto or with respect to an Excluded Claim. Stockholder shall have no obligation hereunder with respect to information that has otherwise been made public (other than as a result of disclosure by Holder in violation of the terms of this Agreement or any other person to whom Stockholder disclosed such information who violated the terms of ant confidentiality obligation to Stockholder).

10. Disclosure; Adequate Information. Stockholder has received a copy of the Merger Agreement and certain materials distributed to the Stockholder with respect to the Transactions, has carefully read and understands the same, has been advised to seek legal counsel prior to signing this Agreement, and has discussed the same with Stockholder’s advisors to the extent Stockholder has deemed necessary. Stockholder agrees that he, she or it is relying solely on Stockholder’s advisors and not on any representation or warranty made by Parent, the Company or any of their Affiliates or Representatives. Stockholder understands that he, she or it alone shall be responsible for his, her or its tax liability that may arise as a result of the Transactions.

11. Spousal / Domestic Partner Consent. If Stockholder is married or in a domestic partnership, such Stockholder’s spouse or domestic partner has completed, executed and delivered to Parent the Spousal Consent set forth on Exhibit A hereto.

12. Termination. If the Merger Agreement is terminated pursuant to Article VI thereof, then this Agreement will terminate and have no further force or effect at such time, except that (a) Stockholder shall remain liable for any breaches of this Agreement that occurred before its termination, and (b) that the provisions of Section 9 (Confidentiality) and Section 13 (Miscellaneous) shall survive the termination of this Agreement.

13. Miscellaneous. Section 8.1 (Miscellaneous Provisions) of the Merger Agreement shall apply to this Agreement mutatis mutandis; provided that, in addition to any method provided in Section 4 of Annex C of the Merger Agreement, if notices are to be made directly to Stockholder, such notice may also be sent to either (i) the address or email address listed by the Stockholder on the signature page hereto or (ii) the address or email address for the Stockholder on the Closing Payment Spreadsheet. Each of Parent, on the one hand, and Stockholder, on the other hand, shall bear its respective expenses incurred with respect to this Agreement. All capitalized terms that are used but not defined herein shall have the respective meanings in the Agreement and Plan of Merger entered into as of April [•], 2020, among Babylon Holdings Limited, Babylon Acquisition Corp., higi SH Holdings Inc. and J.C. Kryder, MD as, as the Stockholder Representative (the “Merger Agreement”).

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first set forth above.

“PARENT”:	BABYLON HOLDINGS LIMITED

By:
Name:
Title:

[Project H - Signature Page to Joinder Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first set forth above.

“STOCKHOLDER”:

PRINT NAME OF STOCKHOLDER

By:
Name:
Title (if not a natural person):

Shares of Company Capital Stock Owned:

Company Voting Common Stock (number of shares):

Company Non-Voting Common Stock (number of shares):

Company Series A-1 Preferred Stock (number of shares):

Company Series A-2 Preferred Stock (number of shares):

Company Series A-3 Preferred Stock (number of shares):

Company Series B Preferred Stock (number of shares):

Stockholder Address / Email:

[Project H - Signature Page to Joinder Agreement]

Exhibit A

Spousal Consent

I have read and clearly understand the Merger Agreement, the Agreement and Plan of Merger entered into as of April [•], 2020 among Babylon Holdings Limited, Babylon Acquisition Corp., higi SH Holdings Inc. and J.C. Kryder, MD as, as the Stockholder Representative (the “Merger Agreement”) and the Joinder Agreement, dated as of the date hereof (the “Joinder Agreement”), to which my spouse or domestic partner, as applicable, is a party. All capitalized terms that are used but not defined herein shall have the respective meanings in the Merger Agreement or the Joinder Agreement, as the case may be.

I hereby acknowledge that my spouse or domestic partner has agreed to various terms and conditions with respect to ownership of the Owned Securities of which he or she is an owner of record or beneficially, and in which I may now or hereafter have a community property or other interest. I have been advised and encouraged to obtain separate legal counsel to review the Merger Agreement, the Joinder and this Spousal Consent, have reviewed in full the Merger Agreement, the Joinder Agreement and this Spousal Consent, and have been provided an opportunity to ask questions. I have the expectation that such terms and conditions and agreements will be binding on me with respect to my marital rights. In consideration of the foregoing, I hereby consent to the execution and delivery of the Merger Agreement, the Joinder Agreement and the documents referenced in the foregoing or related thereto by my spouse, and I join in, accept and consent to the terms thereof and agree to abide and to be bound thereby. I agree that any community property interest I may have in any of my spouse’s beneficial interests in the Owned Securities shall be bound by the Merger Agreement, the Joinder Agreement and this Spousal Consent.

Furthermore, with respect to the Owned Securities held in my spouse’s name, I, the undersigned, hereby appoint my spouse as my exclusive attorney-in-fact to (i) represent me in all matters relating to the Merger Agreement and the Transactions, (ii) bind my interests, jointly with his or her own, upon his or her execution of any documents relating thereto, and (iii) do, on my behalf, all things necessary or advisable to carry out and complete the purposes of the Merger Agreement, without my further consent or authorization; the foregoing appointment being coupled with an interest and hereby made irrevocable. I agree to be bound by these provisions and will not bequeath any part of my community interest in any of the Owned Securities by my will, if I predecease my spouse, to any person or party other than my spouse. I direct that the residuary clause in my will, if any, shall not be deemed to apply to my community interest in any of the Owned Securities. I understand and acknowledge that Parent has entered into the Transactions in reliance upon my execution of this Spousal Consent.

I have executed this Spousal Consent in my own free will and after being independently made fully aware of my rights on the date indicated below, to be effective immediately on my execution.

By:

Name (Please print)

Date:

Spouse or Domestic Partner:

SCHEDULE 1

Investor Agreements

1.	[Stock Contribution and Acquisition Agreement, by and between the Company and the parties thereto, dated as of March 10, 2017.][1]

2.	[Series B Stock Purchase Agreement, by and between the Company and each of the investors listed therein, dated as of March 17, 2017.][2]

3.	[Series C-2 Stock Purchase Agreement, by and between the Company and each of the investors listed therein, dated as of June 26, 2018.][3]

4.	[Recapitalization Agreement and Consent, by and between the Company and the parties thereto, dated as of June 26, 2018.][4]

5.

[Amended and Restated Investors’ Rights Agreement, by and between the Company and each of the investors listed therein, dated as of [ ], 2020 and as amended, modified, supplemented or restated from time to time.][5]

6.

[Amended and Restated Voting Agreement, by and between the Company and each of the investors listed therein, dated as of [ ], 2020 and as amended, modified, supplemented or restated from time to time.][6]

7.

[Amended and Restated Right of First Refusal and Co-Sale Agreement, by and between the Company and each of the investors listed therein, dated as of [ ], 2020 and as amended, modified, supplemented or restated from time to time.][7]

8.	[Series B Stock Purchase Agreement, by and between the Company and each of the investors listed therein, dated as of [ ], 2020 and as amended, modified, supplemented or restated from time to time.][8]

[1]	NTD: To only apply to the parties thereto.
[2]	NTD: To only apply to the parties thereto.
[3]	NTD: To only apply to the parties thereto.
[4]	NTD: To only apply to the parties thereto.
[5]	NTD: To only apply to the parties thereto.
[6]	NTD: To only apply to the parties thereto.
[7]	NTD: To only apply to the parties thereto.
[8]	NTD: To only apply to the parties thereto.

EXHIBIT C – [FORM] STOCKHOLDER WRITTEN CONSENT

WRITTEN CONSENT OF SHAREHOLDERS

IN LIEU OF MEETING

The undersigned, being shareholders (the “Shareholders”) of higi SH Holdings, Inc., a Delaware corporation (the “Corporation”), representing at least two of the three groups of holders of Preferred Stock, as set forth on the Existing Certificate, and no less than 51% of the voting power of the shares of Common Stock of the Corporation on an as converted basis, hereby waive all requirements as to notice of a meeting of meeting and hereby consent and agree to adoption of the resolutions set forth below, effective as of the Consent Effectiveness Time (as hereinafter defined):

WHEREAS, the Board of Directors of the Corporation (the “Board”) approved the entry by the Corporation into the Transaction Documents, the Merger, and Financing Transactions as defined and described in that certain Unanimous Written Consent of the Board of Directors of higi SH Holdings, Inc. dated effective as of May [•], 2020 and attached hereto as Exhibit A (the “Unanimous Written Consent”);

WHEREAS, in connection with the Transaction Documents, the Board approved the amendment of the Fourth Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate”) of the Corporation, in the form attached hereto as Exhibit B, which amendment will among other things (i) increase the aggregate number of shares the Corporation is authorized to issue to 133,735,352 shares, (ii) increase the number of authorized shares of the Corporation’s voting common stock, par value $0.0001 per share, (the “Voting Common Stock”) to a total of 58,642,536 authorized shares, (iii) increase the number of authorized shares of the Corporation’s non-voting common stock, par value $0.0001 per share, (the “Non-Voting Common Stock”) to a total of 16,697,030 authorized shares, (iv) increase the number of authorized shares of the Corporation’s preferred stock, par value $0.0001 per share (the “Preferred Stock ”), to a total of 58,395,786 authorized shares, (v) authorize a new series of Preferred Stock of the Corporation to be called the Series B Preferred Stock, par value $0.0001 per share (the “Series B Preferred Stock”), with such rights and privileges as described in and all as more specifically set forth in the Amended and Restated Certificate, all as set forth in the Amended and Restated Certificate and that shares of underlying voting and non-voting Common Stock of the Corporation be authorized and reserved for the conversion of any shares of Series B Preferred Stock into Voting Common Stock;

WHEREAS, the Board has recommended approval by the Shareholders of the Transaction Documents and the Amended and Restated Certificate as being in the best interests of the Shareholders;

WHEREAS, Section 3.3 of Part B, Article FOURTH of the Third Amended and Restated Certificate of Incorporation of the Corporation (the “Existing Certificate”) requires the approval of at least two of the three groups of holders of Preferred Stock as set forth in the Existing Certificate in connection with adoption of the Amended and Restated Certificate and the Transaction Documents, and the approval of at least of 51% of the voting power of the shares of Common Stock issued or issuable upon conversion of the outstanding shares of Preferred Stock (the “Requisite Preferred” in order to create, or authorize the creation of any additional class or series of capital stock unless the same ranks junior to the Preferred Stock (as defined in the Existing Certificate);

WHEREAS, the Board has approved an increase in the number of shares of non-voting common stock reserved for issuance under the Corporation’s 2017 Stock Incentive Plan (the “Plan”) to a total of 16,574,704 shares of the Corporation’s non-voting common stock;

WHEREAS, the Plan provides that the Board may at any time amend the Plan, provided that the Company obtain stockholder approval for such amendment to the extent required;

WHEREAS, the stockholders have determined that it is in their best interests and in the best interests of the Company to amend the Plan and to approve an increase in the number of shares of common stock reserved for issuance under the Plan to enable the Corporation to attract and retain the best available personnel, to provide additional incentive to its employees, directors and consultants and to promote the success of the Corporation’s business;

WHEREAS, it is hereby disclosed or made known to the Shareholders that (i) James Holmes is a director of the Corporation and a partner in, or has a financial interest in, William Wrigley, Jr. as Trustee of Trust #101 and its Affiliates (the “Wrigley Trust”), and Wrigley Trust and/or its affiliates may participate in the Financing Transactions and will receive proceeds in its capacity as a stockholder holding Preferred Stock of the Corporation as a result of the Merger pursuant to an in accordance with the terms of the Merger Agreement; (ii) each of J. C. Kryder, MD and Michael Greeley is a director of the Corporation and a partner in, or has a financial interest in, Flare Capital Partners I, LP, Flare Capital Partners I-A, LP and their respective Affiliates (collectively, “Flare Capital”), and Flare Capital and/or its affiliates may participate in the Financing Transactions and will receive proceeds in its capacity as a stockholder holding Preferred Stock of the Corporation as a result of the Merger pursuant to an in accordance with the terms of the Merger Agreement; (iii) Glen Tullman is a director of the Corporation and a partner in, or has a financial interest in, 7wire Ventures Fund, L.P., 7wire Ventures Wanxiang Strategic Fund I, LLC and their respective Affiliates (collectively, “7wire”), and 7wire and/or its affiliates may participate in the Financing Transactions and will receive proceeds in its capacity as a stockholder holding Preferred Stock of the Corporation as a result of the Merger pursuant to an in accordance with the terms of the Merger Agreement; and (iv) Jo Lim is a director of the Corporation and a partner in, or has a financial interest in, Parent and their respective Affiliates (collectively, “Babylon”), and Babylon and/or its affiliates may participate in the Financing Transactions and will receive proceeds in its capacity as a stockholder holding Preferred Stock of the Corporation as a result of the Merger pursuant to an in accordance with the terms of the Merger Agreement.

WHEREAS, each of the undersigned Shareholders is aware of the material facts related to the Financing Transactions and Merger and has had an adequate opportunity to ask questions regarding, and investigate the nature of, the relationships and/or interests of James Holmes, J. C. Kryder, MD, Michael Greeley, Glen Tullman and Jo Lim with and in the Corporation in connection with the same;

WHEREAS, certain existing Shareholders of the Corporation hold rights of first offer to purchase New Securities (as defined in that certain Investors Rights Agreement dated as of June 26, 2018, by and among the Corporation and certain Shareholders of the Corporation (the

“Existing Rights Agreement”)) pursuant to Section 4.1 of the Existing Rights Agreement (such rights the “First Offer Rights”);

WHEREAS, the Existing Rights Agreement requires the written consent of the Corporation and of the holders of the voting power of the Registrable Securities (as defined therein) the outstanding constituting the Requisite Consent (as defined therein);

WHEREAS, the Shareholders desire to consent to Transaction Documents as defined and described in the Unanimous Written Consent and the Amended and Restated Certificate, believe the Financing Transactions and Merger are just, fair and reasonable for the Corporation and its Shareholders, including with respect to any potential interest of James Holmes, J. C. Kryder, MD, Michael Greeley, Glen Tullman and Jo Lim and desire to waive any First Offer Rights they may have under the Existing Rights Agreement.

NOW, THEREFORE, BE IT RESOLVED, that the undersigned Shareholders, constituting the Requisite Preferred and Requisite Consent hereby consent to and approve the Transaction Documents, the Amended and Restated Certificate, the Merger and the Financing Transactions;

FURTHER RESOLVED, that the Shareholders hereby consent to and approve the issuance and sale by the Corporation of an aggregate of up to 46,516,322 shares of Series B Preferred Stock, at a purchase price of $0.796395 per share, pursuant to the terms of the Series B Preferred Stock Purchase Agreement in substantially the form of the draft attached hereto as Exhibit C.

FURTHER RESOLVED, that the undersigned Shareholders hereby authorize, approve and ratify an amendment to effect the Plan Increase and thereby increase the total number of shares of non-voting common stock for issuance under the Plan by 13,459,048 shares to a total of 16,406,601 shares of non-voting common stock (the “Plan Increase”).

FURTHER RESOLVED, that the Shareholders hereby waive any and all First Offer Rights and any anti-dilution adjustments they may have under the Existing Rights Agreement, the Existing Certificate or otherwise with respect to all matters described in the Transaction Documents, including without limitation the Stock Purchase Agreement (as defined and described in the Unanimous Written Consent) and the issuance of the Series B Preferred Stock of the Corporation.

FURTHER RESOLVED, that the Shareholders hereby consent to and approve the Agreement and Plan of Merger in substantially the form of the draft attached hereto as Exhibit D (the “Merger Agreement”).

FURTHER RESOLVED, that after careful consideration of various issues and factors listed above, including the interests of the directors of the Corporation in the Financing Transactions, in their personal capacities or as an affiliate of an investors that may participate in the Financing Transactions, the undersigned Shareholders find that the terms and conditions of the Financing Transactions to be in the best interests of and are just, equitable and fair as to the Corporation and its Shareholders.

FURTHER RESOLVED, that pursuant to Section 228(c) of the DGCL, each of the undersigned stockholders provides that the undersigned’s written consent will be effective (the “Consent Effectiveness Time”) upon the latest of (a) delivery of this Written Consent by stockholders of the Corporation holding sufficient shares to constitute the requisite vote; (b) such time as is immediately following the execution and delivery of the Merger Agreement by or on behalf of each of the constituent entities party to the Merger; and (c) such time as is immediately following the effectiveness of the adoption by the Board of Directors of resolutions declaring the advisability of, and adopting and approving, the Merger Agreement and the Merger; provided that the Consent Effectiveness Time will occur no later than sixty (60) days after the date of signature of the undersigned’s Written Consent;

IN WITNESS WHEREOF, the undersigned, being Shareholders of the Corporation representing at least two of the three groups of holders of Preferred Stock, as set forth on the Existing Certificate, and no less than 51% of the voting power of the shares of Common Stock of the Corporation on an as converted basis hereby execute this Written Consent of Shareholders in Lieu of Meeting.

Dated: As of ________________

NAME OF SHAREHOLDER

SIGNATURE OF SHAREHOLDER

EXHIBIT D – [FORM] ANNIVERSARY DATE MERGER CONSIDERATION NOTE

PROMISSORY NOTE

(“Anniversary Date Merger Consideration Note”)

[Date]

1. FOR VALUE RECEIVED, the undersigned, Babylon Holdings Limited, incorporated under the Companies (Jersey) Law 1991 with registered number 115471 (“Obligor”), promises to the Stockholder Representative (on behalf of the Payees (as defined below)) to pay to the order of the applicable Stockholders, or their permitted successors or assigns (each, a “Payee”), their respective portions of the amount of the Anniversary Date Merger Consideration that such Payee is entitled to receive on the Anniversary Date (which, for clarity, pursuant to the terms of the Merger Agreement, shall be subject to any amounts set forth in any Unresolved Claim, and less the amount of the Holdback Fund, each of which shall be released (if at all) pursuant to the terms of Article VII of the Merger Agreement). The amount so payable on the Anniversary Date shall be referred to herein as the “Note Payment”.

This Note has been executed and delivered pursuant to and in accordance with the terms and conditions of that certain that certain Agreement and Plan of Merger dated as of May ___, 2020 (the “Merger Agreement”) by and among Obligor, the Merger Sub named therein, higi SH Holdings Inc. (including its successors, the “Company”), and the Stockholder Representative (on behalf of the Payees) thereunder. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement. This Note constitutes the Anniversary Date Merger Consideration Note described in the Merger Agreement.

2. All Note Payments shall be delivered in the manner, and subject to the terms and conditions, set forth in the Merger Agreement..

3. This Note and the Note Payment may be prepaid in whole or in part at the option of the Obligor at any time, without premium, penalty, or notice.

4. If (i) Obligor shall fail to pay to a Payee who has become entitled to receive its, his or her applicable portion of the Note Payment within 10 Business Days of such Payee becoming entitled to the same, in the manner and at the times, and subject to the terms and conditions, of the Merger Agreement (which, for clarity, shall require that the Stockholder Representative has delivered to Obligor an Anniversary Date Payment Spreadsheet in accordance with Section 1.5(d) of the Merger Agreement and that such Payee has delivered to Obligor and the Paying Agent fully completed Exchange Documents in accordance with Section 1.5(e) of the Merger Agreement), or (ii) Obligor is subject to a voluntary or involuntary bankruptcy or insolvency proceeding (the latter involuntary proceeding which is not dismissed within 60 days), then there shall occur an “Event of Default”. Upon the occurrence of an Event of Default, the Stockholder Representative (on behalf of the Payees) may provide Obligor with written notice, with proof of delivery, complying with the notice requirements of Section 4 of Annex C to the Merger Agreement, that an Event of Default has occurred (an “Event of Default Notice”). Any such Event of Default Notice shall include the grounds for such alleged Event of Default and, in the case of an Event of Default referred to in clause (i) in the definition thereof, the Payees to which such alleged Event of Default applies, and shall include copies of all completed Exchange Documents that were previously delivered by such Payees to Obligor and the Paying Agent to entitle such Payees to their portion of the Note Payment, with proof of delivery. If Obligor does not cure such Event of Default within 10 Business Days following receipt of the Event of Default Notice, then a “Default” shall occur.

5. Upon the occurrence of a Default, the Payees (through the Stockholder Representative) shall be entitled to all remedies as provided herein. In the event of the occurrence of any Default, Obligor shall pay the reasonable costs and expenses (including without limitation reasonable legal fees and expenses) incurred by the Stockholder Representative (on behalf of the Payees) in connection with the enforcement of this Note. Notwithstanding anything herein to the contrary, any installment payment not received timely following a Default, shall accrue interest at a rate of ten percent (10%) on the amount overdue until paid in full.

6. For clarity, this Note is not intended to, nor shall it be construed to, require Obligor to make any payment inconsistent with its obligations pursuant to Section 1.4(b)(i) of the Merger Agreement, and instead provides rights and remedies to the Stockholder Representative (on behalf of the Payees) to enforce certain rights of the Payees in the event that Obligor defaults on the payments it is required to make on the Anniversary Date, pursuant to to the terms and conditions set forth in the Merger Agreement, or if Obligor becomes subject to a bankruptcy or insolvency proceeding, in each case, that are not cured, as further specified by Section 4 hereof. For further clarity, any disputes regarding the Holdback Fund or any amounts held back from the Anniversary Date Merger Consideration in respect of Unresolved Claims, shall be resolved solely pursuant to the terms of Article VII of the Merger Agreement, and no rights with respect thereto shall exist or be deemed to exist in this Note, nor shall any amounts constitute, or be deemed to constitute, part of the Note Payment, as such amounts would not be properly due to the Payees on the Anniversary Date.

7. Upon the payment in full by Obligor of all amounts owing with respect to the Note Payments that the Payees are entitled to receive at the Anniversary Date, this Note shall automatically terminate, and all of the rights of the Stockholder Representative and the Payees hereunder shall be of no further force and effect.

8. Any action to be taken by the Stockholder Representative (on behalf of the Payees) under this Note, including, without limitation, any waiver, modification or amendment of any provision of this Note or the enforcement of the rights of Payees hereunder, shall be in writing. Any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

9. Any failure of the Stockholder Representative (on behalf of the Payees) to exercise any right available pursuant to the enforcement of this Note, and any delay in such exercise, shall not be construed as a waiver of the right to exercise the same or any other right at any other time.

10. The parties hereto intend and believe that each provision of this Note comports with all applicable local, state and federal laws and judicial decisions. However, if any provision or provisions, or if any portion of any provision or provisions, in this Note is found by a court of law to be in violation of any applicable local, state or federal law or public policy, and if such court should declare such portion, provision or provisions of this Note to be illegal, invalid, unlawful, void or unenforceable as written, then it is the intent of all parties hereto that such portion, provision or provisions shall be given force to the fullest possible extent that they are legal, valid and enforceable, that the remainder of this Note shall be construed as if such illegal, invalid, unlawful, void or unenforceable portion, provision or provisions were not contained therein, and that the rights, obligations and interest of the undersigned and Payee under the remainder of this Note shall continue in full force and effect.

11. All agreements herein are expressly limited so that in no contingency or event whatsoever, whether by reason of advancement of the proceeds hereof, acceleration of the maturity hereof, or otherwise, shall the amount paid or agreed to be paid to a Payee for the use, forbearance or detention of the money advanced hereunder exceed the highest lawful rate permissible under applicable usury laws. If, from any circumstances whatsoever, fulfillment of any provision hereof at the time performance of such provision shall be due, shall involve transcending the limit of validity, prescribed by law which a court of competent jurisdiction may deem applicable hereto, then, notwithstanding anything else contained herein, the obligation to be fulfilled shall be reduced to the limit of such validity, and if from any circumstance Payee shall ever receive as interest an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the unpaid principal balance due hereunder and not to the payment of interest.

12. This Note shall bind Obligor and its successors and assigns. The obligations of Obligor under this Note may not be assigned, negotiated or otherwise transferred in whole or in part, except as provided by this Section 12. This Note may not be assigned, negotiated or otherwise transferred in whole or in part by the Stockholder Representative except following the occurrence of a Default. Notwithstanding anything to the contrary contained in this Section or elsewhere in this Note, following a Default, the Stockholder Representative (on behalf of the Payees) may, without limiting its other rights and remedies under the Merger Agreement, by written notice to Obligor and the Company, complying with the notice requirements of Section 4 of Annex C to the Merger Agreement (i) cause the Company to be an additional Obligor under this Note (and the Company hereby agrees to accept becoming an additional Obligor under this Note once so requested), (ii) appoint a majority of the members of the board of directors of the Company, (iii) approve and control all financing activities of the Company, and/or (iv) cause a sale of the Company, whether by a sale of assets, stock sale, merger or consolidation. Obligor hereby agrees to consent to any of the following and to execute and deliver all documents and take all actions reasonably necessary or desirable in order to effectuate the foregoing.

10. This Note shall be interpreted, and the rights and liabilities of the parties hereto determined, in accordance with the internal laws of the State of Delaware (without regard to such State’s conflict of law rules).

11. This Note may be executed in counterparts, including counterpart signatures, each of which shall be deemed an original and all of which taken together shall constitute one document.

12. WAIVER OF JURY TRIAL, ETC. OBLIGOR AND (BY ITS ACCEPTANCE HEREOF AS EVIDENCED BY ITS MAKING OF THE LOAN) THE STOCKHOLDER REPRESENTATIVE (ON BEHALF OF THE PAYEES) HEREBY IRREVOCABLY AGREE THAT ALL SUITS, ACTIONS OR OTHER PROCEEDINGS WITH RESPECT TO, ARISING OUT OF OR IN CONNECTION WITH THIS NOTE SHALL BE SUBJECT TO LITIGATION IN COURTS HAVING SITUS WITHIN OR JURISDICTION OVER THE STATE OF DELAWARE. OBLIGOR AND (BY ITS ACCEPTANCE HEREOF AS EVIDENCED BY ITS MAKING OF THE LOAN) THE STOCKHOLDER REPRESENTATIVE (ON BEHALF OF THE PAYEES) HEREBY CONSENT AND SUBMIT TO THE JURISDICTION OF ANY LOCAL, STATE OR FEDERAL COURT LOCATED IN OR HAVING JURISDICTION OVER SUCH COUNTY AND STATE, AND HEREBY VOLUNTARILY, KNOWINGLY, IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT THEY OR ANY OF THEM MAY HAVE TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) BETWEEN OR AMONG OBLIGOR AND THE STOCKHOLDER REPRESENTATIVE (ON BEHALF OF THE PAYEES) ARISING OUT OF THIS NOTE, TO TRANSFER OR CHANGE THE VENUE OF ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ACCORDANCE WITH THIS SECTION, OR TO CLAIM THAT ANY SUCH PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. NO PARTY HERETO MAY SEEK OR RECOVER PUNITIVE DAMAGES IN ANY PROCEEDING BROUGHT UNDER OR IN CONNECTION WITH THIS NOTE. THIS PROVISION IS A MATERIAL INDUCEMENT TO PAYEE TO PROVIDE THE LOAN.

SIGNATURE PAGE TO FOLLOW

IN WITNESS WHEREOF, the Obligor and the Stockholder Representative have caused this Note to be executed in its name by its duly authorized officers or managers on its behalf, the day and year first above written.

OBLIGOR:

BABYLON HOLDINGS LIMITED

By____________________________
Name:
Title:

COMPANY:

HIGI SH HOLDINGS INC.

By____________________________
Name:
Title:

STOCKHOLDER REPRESENTATIVE
(on behalf of the Payees):

J.C. Kryder, MD as, for the benefit of the Stockholders